As filed with the Securities and Exchange Commission on April 26, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UBS Group AG

(Exact Name of Registrant as Specified in its Charter)

Switzerland	6021	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Bahnhofstrasse 45, 8001

Zurich, Switzerland

Telephone: +41 44 234 11 11

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Kelly

600 Washington Boulevard

Stamford, CT 06901

Telephone: (203) 719 3000

(Name, address, including zip code, and telephone number, including area code, of agent of service)

With copies to:

David Kelly UBS Group AG 600 Washington Boulevard Stamford, CT 06901 Telephone: +1-203-719-3000	Marc O. Williams John B. Meade Evan Rosen Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Telephone: +1-212-450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the merger described in the enclosed prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

U.S. Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

U.S. Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the U.S. Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the U.S. Securities Act.  ☐

†	The term ‘new or revised financial accounting standard’ refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 26, 2023

PROSPECTUS OF UBS GROUP AG

MERGER BETWEEN UBS GROUP AG AND CREDIT SUISSE GROUP AG

On March 19, 2023, UBS Group AG (which we refer to as “UBS Group AG”, “we” or “us”) and Credit Suisse Group AG (which we refer to as “Credit Suisse”) entered into a Merger Agreement (which, as amended on April 6, 2023 and it may be amended from time to time, we refer to as the “merger agreement”) that provides for the acquisition of Credit Suisse by UBS Group AG. On the terms and subject to the conditions set forth in the merger agreement and in accordance with applicable provisions of the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities and that certain Ordinance on Additional Liquidity Assistance Loans and the Granting of Federal Default Guarantees for Liquidity Assistance Loans from the Swiss National Bank to Systemically Important Banks dated March 16, 2023 and amended by the Swiss Federal Council on March 19, 2023 (which we refer to as the “Special Ordinance”), Credit Suisse will merge with and into UBS Group AG with UBS Group AG being the absorbing company which will continue to operate and Credit Suisse being the absorbed company which will cease to exist (the “transaction”). Upon completion of the transaction (which we refer to as “completion”), each registered ordinary Credit Suisse share with a nominal value of CHF 0.04 (which we refer to as a “Credit Suisse Ordinary Share” and collectively, the “Credit Suisse Ordinary Shares”) and each Credit Suisse American Depositary Share representing a beneficial interest in one Credit Suisse Ordinary Share (which we refer to as a “Credit Suisse ADS” and, collectively, the “Credit Suisse ADSs”) issued and outstanding immediately prior to completion will entitle its holder to receive, subject to the payment of certain fees to the depositary of the Credit Suisse ADSs in the case of Credit Suisse ADSs, the merger consideration (which we refer to as the “merger consideration”) consisting of 1/22.48 registered ordinary shares of UBS Group AG, each of which has a nominal value of USD 0.10 (each of which we refer to as a “UBS Group AG Share” and, collectively, the “UBS Group AG Shares”).

The merger consideration is fixed and will not be adjusted to reflect changes in the price of UBS Group AG Shares, Credit Suisse Ordinary Shares or Credit Suisse ADSs prior to completion. UBS Group AG Shares are currently traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbol “UBS” and on the SIX Swiss Exchange (which we refer to as the “SIX”) under the ticker symbol “UBSG.” Credit Suisse ADSs are currently traded on the NYSE under the ticker symbol “CS” and Credit Suisse Ordinary Shares are currently traded on the SIX under the ticker symbol “CSGN.” The UBS Group AG Shares that Credit Suisse shareholders will receive in connection with the transaction are treasury shares and are approved for listing on the NYSE and on the SIX. Based on the number of UBS Group AG Shares, Credit Suisse Ordinary Shares and Credit Suisse ADSs outstanding on April 19, 2023, upon completion, we expect that former Credit Suisse shareholders would own approximately 5.1% of the outstanding UBS Group AG Shares and persons who were holders of UBS Group AG Shares immediately prior to completion would own approximately 94.9% of the outstanding UBS Group AG Shares.

Pursuant to the Special Ordinance, the transaction will be implemented without the need for the approval of the shareholders of UBS Group AG or Credit Suisse. Accordingly, there will be no meeting of UBS Group AG shareholders and no meeting of Credit Suisse shareholders for purposes of voting on the approval of the merger agreement or the transaction. No shareholder action is required to effect the transaction and no shareholder action is sought for the transaction. We are not asking you for a proxy and you are requested not to send us a proxy.

This prospectus incorporates important business and financial information about UBS Group AG and Credit Suisse from reports UBS Group AG and Credit Suisse file with the U.S. Securities and Exchange Commission. This incorporated information is not printed in or attached to this prospectus. We explain how you can find this information in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58. We urge you to review this prospectus, together with the incorporated information, carefully, in particular the “Risk Factors” section beginning on page 18 for a discussion of risks relevant to the transaction.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger agreement, the transaction or any of the other transactions described in this prospectus or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated [            ], 2023.

i

ABOUT THIS PROSPECTUS

This prospectus, which forms part of a registration statement on Form F-4 (File No.333- [    ]) filed with the SEC by UBS Group AG, constitutes a prospectus of UBS Group AG under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “U.S. Securities Act”) with respect to the UBS Group AG Shares to be received by the Credit Suisse shareholders in the transaction.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. This prospectus is dated [    ], 2023. The information contained in this prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. The distribution of UBS Group AG Shares pursuant to the merger agreement will not create any implication to the contrary.

Information concerning UBS Group AG contained in, or incorporated by reference into, this prospectus has been provided by UBS Group AG, and information concerning Credit Suisse contained in, or incorporated by reference into, this prospectus has been provided by Credit Suisse.

Unless otherwise specified, currency amounts referenced in this prospectus are in U.S. dollars.

UBS Group AG has not taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Presentation of Financial Information

This prospectus contains or incorporates by reference:

•

the audited consolidated balance sheets of UBS Group AG and its subsidiaries and UBS AG and its subsidiaries as of December 31, 2022 and 2021 and the related consolidated income statements, statements of comprehensive income, statements of changes in equity and statements of cash flows for each of the three years in the period ended December 31, 2022, and the unaudited consolidated balance sheets of UBS Group AG and its subsidiaries as of the quarters ended March 31, 2023 and December 31, 2022, and the related consolidated income statements and statements of comprehensive income for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, and the related statements of changes in equity and statements of cash flows for the quarters ended March 31, 2023 and 2022, in each case, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) (which financial statements are referred to in this prospectus as the “UBS consolidated financial statements”); and

•

the audited consolidated balance sheets of Credit Suisse and its subsidiaries and Credit Suisse AG and its subsidiaries as of December 31, 2022 and 2021 and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2022, prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (which financial statements are referred to in this prospectus as the “Credit Suisse consolidated financial statements”), and unaudited financial information of Credit Suisse and its subsidiaries as of and for the three months ended March 31, 2023, including comparative financial information as of and for the three months ended December 31, 2022 and March 31, 2022, and unaudited financial information of Credit Suisse AG and its subsidiaries as of and for the three months ended March 31, 2023, including comparative financial information as of December 31, 2022 and as of and for the three months ended March 31, 2022 (the “Credit Suisse 1Q23 unaudited financial information”). Credit Suisse’s independent registered public accounting firm has not completed a review of the Credit Suisse 1Q23 unaudited financial information. Any subsequent completion of a review may result in changes to that information.

Unless indicated otherwise, financial data with respect to UBS Group AG presented in this prospectus has been taken from the UBS consolidated financial statements and financial data with respect to Credit Suisse presented in this prospectus has been taken from the Credit Suisse consolidated financial statements and the Credit Suisse 1Q23 unaudited financial information.

This prospectus also contains the unaudited pro forma combined financial information of UBS Group AG as of and for the year ended December 31, 2022 after giving effect to the transaction, referred to in this prospectus as “pro forma financial information.” See the section of this prospectus entitled “Unaudited Pro Forma Combined Financial Information” beginning on page 51. The financial information set forth in this prospectus has been rounded for ease of presentation. Accordingly, in certain cases, the sum of the numbers in a column in a table may not conform to the total figure given for that column.

For additional information on the presentation of financial information in this prospectus, see the UBS consolidated financial statements and the Credit Suisse consolidated financial statements, in each case, included in or incorporated by reference into this prospectus.

FREQUENTLY USED TERMS

Certain terms that are defined in and frequently used throughout this prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this prospectus:

•	“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.

•	“Combined Group” refers to UBS Group AG and its subsidiaries, including Credit Suisse and its subsidiaries, following completion.

•	“completion” refers to the completion of the transaction.

•	“completion date” refers to the date on which completion occurs.

•

“Credit Suisse” refers to Credit Suisse Group AG, a corporation limited by shares (Aktiengesellschaft) according to Art. 620 et seqq. of the Swiss Code of Obligations, incorporated and domiciled in Switzerland and registered in the Commercial Register of the Canton of Zurich under the no. CHE-105.884.494.

•	“Credit Suisse ADSs” refers to the American depositary shares of Credit Suisse, each of which represents a beneficial interest in one Credit Suisse Share.

•	“Credit Suisse board of directors” refers to the board of directors of Credit Suisse.

•	“Credit Suisse Cash Awards” refers to all cash-based retention or incentive awards outstanding under any Credit Suisse Cash Plan.

•

“Credit Suisse Cash Plans” refers to any employee incentive plan operated by Credit Suisse or any individual retention or incentive agreement with an employee under which, in each case, Credit Suisse Cash Awards have been granted.

•	“Credit Suisse Depositary” refers to The Bank of New York Mellon, a New York banking corporation.

•

“Credit Suisse Depositary Agreement” refers to that certain Amended and Restated Deposit Agreement, dated as November 22, 2016, by and between Credit Suisse, The Bank of New York Mellon and all the owners and holders of Credit Suisse ADSs thereof, as amended.

•	“Credit Suisse Equity Awards” refers to any equity awards denominated in Credit Suisse Ordinary Shares outstanding under any Credit Suisse Incentive Plan.

•	“Credit Suisse Group” refers to Credit Suisse and its subsidiaries.

•

“Credit Suisse Incentive Plans” refers to the Credit Suisse Group AG Master Share Plan, any employee incentive plan operated by Credit Suisse and any individual retention or incentive agreement with an employee.

•	“Credit Suisse Ordinary Shares” refers to the registered ordinary shares of Credit Suisse, nominal value of CHF 0.04 per share.

•	“Credit Suisse Shares” refers, collectively, to Credit Suisse Ordinary Shares and Credit Suisse ADSs.

•	“Credit Suisse shareholders” refers, collectively, to registered holders of Credit Suisse Ordinary Shares and registered holders of Credit Suisse ADSs.

•	“end date” refers to December 31, 2023.

•	“ECB” refers to the European Central Bank.

•	“EU” refers to the European Union.

•	“exchange ratio” refers to 1/22.48.

•	“FINMA” refers to the Swiss Financial Market Supervisory Authority FINMA.

•

“FINMA Bail-In Measures Condition” means the condition to completion set forth in the merger agreement that, after the signing of the merger agreement, FINMA has not, with respect to either UBS Group AG or Credit Suisse, ordered any bail-in measures including converting debt capital into equity capital or the reduction (“write-down”) of claims according to art. 48-50 of the Ordinance of the Swiss Financial Market Supervisory Authority on the Insolvency of Banks and Securities Firms.

•	“FTC” refers to the United States Federal Trade Commission.

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•	“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

•	“IRS” refers to the U.S. Internal Revenue Service.

•	“IT” refers to information technology.

•	“Merger Act” refers to the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities.

•

“merger agreement” refers to the Merger Agreement, dated as of March 19, 2023, by and between UBS Group AG and Credit Suisse, as amended on April 6, 2023 and it may be amended from time to time. The merger agreement is attached as exhibit 2.1 to the registration statement of which this prospectus constitutes a part.

•	“NYSE” refers to the New York Stock Exchange.

•	“SIX” refers to the SIX Swiss Exchange.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•

“Special Ordinance” refers to that certain Ordinance on Additional Liquidity Assistance Loans and the Granting of Federal Default Guarantees for Liquidity Assistance Loans from the Swiss National Bank to Systemically Important Banks dated March 16, 2023 and amended by the Swiss Federal Council on March 19, 2023.

•	“trading day” refers to any day when the SIX and the NYSE are scheduled to be open for trading for their respective regular trading sessions.

•

“transaction” refers to the merger of Credit Suisse with and into UBS Group AG, with UBS Group AG being the absorbing company which will continue to operate and Credit Suisse being the absorbed company which will cease to exist.

•	“Treasury Regulations” refers to the U.S. Treasury regulations promulgated under the Code.

•	“UBS Group” refers to UBS Group AG and its consolidated subsidiaries.

•	“UBS Group AG board of directors” refers to the board of directors of UBS Group AG.

•

“UBS Group AG” refers to UBS Group AG, a corporation limited by shares (Aktiengesellschaft) according to Art. 620 et seqq. of the Swiss Code of Obligations, incorporated and domiciled in Switzerland and registered in the Commercial Register of the Canton of Zurich under the no. CHE-395.345.924.

•	“UBS Group AG Shares” refers to the registered ordinary shares of UBS Group AG, nominal value of USD 0.10 per share.

•	“UBS Group AG shareholders” refers to the holders of UBS Group AG Shares.

•	“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•	“U.S. GAAP” refers to U.S. generally accepted accounting principles.

•

“U.S. Holder” refers to a beneficial owner of Credit Suisse Ordinary Shares and Credit Suisse ADSs that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

•	“U.S. Securities Act” refers to the U.S. Securities Act of 1933, as amended.

All brands, unless otherwise noted, referred to herein are trademarks owned or licensed by UBS Group or Credit Suisse Group, as applicable.

QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you, as a Credit Suisse shareholder, may have regarding the transaction. You are urged to carefully read this prospectus and the other documents referred to in this prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Please refer to the section of this prospectus entitled “Prospectus Summary” beginning on page 11 for a summary of important information regarding the merger agreement and the transaction. Additional important information is contained in the documents incorporated by reference into this prospectus. You may obtain the information incorporated by reference in this prospectus, without charge, by following the instructions in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Q:	What is the purpose of this prospectus?

A:

This prospectus relates to the UBS Group AG Shares to be received by Credit Suisse shareholders in the contemplated acquisition of Credit Suisse by UBS Group AG. On March 19, 2023, UBS Group AG and Credit Suisse entered into the merger agreement which provides for the acquisition of Credit Suisse by UBS Group AG. Pursuant to the merger agreement and in accordance with applicable provisions of the Merger Act and the Special Ordinance, Credit Suisse will merge with and into UBS Group AG with UBS Group AG being the absorbing company to continue to operate following completion and Credit Suisse being the absorbed company which will cease to exist upon completion. The merger agreement, which governs the terms and conditions of the transaction, is described in this prospectus and is incorporated by reference into this prospectus.

This prospectus is only to provide you information regarding the transaction. Your vote is not required or sought in connection with the transaction. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:	Are shareholder approvals required for the transaction?

A:

Pursuant to the Special Ordinance, the transaction will be implemented without the need for the approval of UBS Group AG shareholders or Credit Suisse shareholders. Therefore, there will be no Credit Suisse shareholders meeting or UBS Group AG shareholders meeting for purposes of voting on the approval of the merger agreement or the transaction and your vote is not required in connection with the transaction. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:	What will Credit Suisse shareholders receive for their Credit Suisse Shares upon completion?

A:

Upon completion, each Credit Suisse Share issued and outstanding immediately prior to the completion will entitle its holder to receive, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, the merger consideration consisting of 1/22.48 UBS Group AG Shares, as described in the section of this prospectus entitled “The Merger — Merger Consideration” beginning on page 30.

Each Credit Suisse shareholder will receive cash in lieu of any fractional UBS Group AG Shares that such stockholder would otherwise receive in the transaction. For details, please see the section in this prospectus entitled “The Merger Agreement — No Fractional UBS Group AG Shares” beginning on page 45.

Note that if you hold Credit Suisse ADSs, the Credit Suisse Depositary may charge you certain fees in connection with the transaction. Specifically, there is a fee of $[    ] per Credit Suisse ADS (or portion thereof) in connection with the cancellation of the Credit Suisse ADSs and the replacement of such Credit Suisse ADSs with UBS Group AG Shares. Please refer to the Credit Suisse Depositary Agreement for additional information.

Q:	When will Credit Suisse shareholders receive their merger consideration?

A:	Credit Suisse shareholders that hold their Credit Suisse Shares in book-entry or other non-certificated form will receive their merger consideration on or shortly after the completion date.

Holders of certificated Credit Suisse Ordinary Shares must surrender the physical certificates representing such Credit Suisse Ordinary Shares to the Exchange Agent together with supporting information reasonably requested by UBS Group AG after the closing date in order to receive the merger consideration in the form of UBS Group AG Shares.

Holders of certificated Credit Suisse ADSs must surrender the physical certificates representing such Credit Suisse ADS to the Credit Suisse Depositary within ninety (90) days after the closing date in order to receive the merger consideration in the form of UBS Group AG Shares. After such date, the UBS Group AG Shares to which such Credit Suisse ADSs are exchangeable shall be sold by the Credit Suisse Depositary and the cash proceeds of such unclaimed merger consideration will be paid to such former holder of Credit Suisse ADSs following the surrender of its certificate(s). Any former holder of Credit Suisse ADSs who has not surrendered its certificated Credit Suisse ADSs shall only claim payment of the merger consideration from the Credit Suisse Depositary following the closing date, without any interest thereon.

Q:	Is the exchange ratio subject to adjustment based on changes in the prices of UBS Group AG Shares, Credit Suisse Ordinary Shares or Credit Suisse ADSs?

A:

For each Credit Suisse Share, Credit Suisse shareholders will receive, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, 1/22.48 UBS Group AG Shares. The exchange ratio is fixed and will not be adjusted to reflect changes in the price of UBS Group AG Shares, Credit Suisse Ordinary Shares or Credit Suisse ADSs prior to completion. The market value of UBS Group AG Shares and the market value of Credit Suisse Ordinary Shares and Credit Suisse ADSs at completion may vary significantly from their respective values on the date that the merger agreement was executed or the date of this prospectus. Stock price changes may result from a variety of factors, including changes in UBS Group AG’s or Credit Suisse’s respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any such changes.

Based on the closing price of UBS Group AG Shares of $18.20 on the NYSE on March 17, 2023, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to Credit Suisse shareholders was approximately $0.81 per Credit Suisse Share. On April 25, 2023, the latest practicable trading day before the date of this prospectus, the closing price of UBS Group AG Shares was $19.60 on the NYSE, and accordingly, the implied value of the merger consideration to Credit Suisse shareholders was approximately $0.87 per Credit Suisse Share.

Q:	What equity stake will Credit Suisse shareholders hold in UBS Group AG immediately following the transaction?

A:

Based on the number of UBS Group AG Shares and Credit Suisse Shares issued and outstanding on April 19, 2023, immediately after completion, former Credit Suisse shareholders are expected to own UBS Group AG Shares representing approximately 5.1% of the outstanding UBS Group AG Shares, and UBS Group AG shareholders immediately prior to completion are expected to own approximately 94.9% of the outstanding UBS Group AG Shares. The relative ownership interests of UBS Group AG shareholders and former Credit Suisse shareholders in UBS Group AG immediately following completion will depend on the number of UBS Group AG Shares and Credit Suisse Shares issued and outstanding immediately prior to completion.

Q:	Will the UBS Group AG Shares to be delivered to Credit Suisse shareholders be publicly traded on an exchange?

A:	Yes. The UBS Group AG Shares that Credit Suisse shareholders will receive in connection with the transaction are treasury shares and are approved for listing on the NYSE and on the SIX.

UBS Group AG Shares to be received by Credit Suisse shareholders in connection with the transaction will be freely transferable, except for UBS Group AG Shares received by any Credit Suisse shareholder deemed to be an “affiliate” of UBS Group AG for purposes of U.S. federal securities law. For more information, see the section entitled “The Merger — Restrictions on Resales of UBS Group AG Shares Received in the Transaction” beginning on page 34.

Q:	Will Credit Suisse Ordinary Shares and Credit Suisse ADSs continue to be publicly traded following completion?

A:

Credit Suisse Ordinary Shares are currently authorized for trading on the SIX under the ticker symbol “CSGN” and Credit Suisse ADSs are currently authorized for trading on the NYSE under the ticker symbol “CS”. Unless otherwise mandated by the NYSE or the SIX, respectively, at the opening of the first trading day following the entry of the transaction in the Swiss Federal Commercial Registry Office, the Credit Suisse ADSs currently listed on the NYSE will cease to be listed on the NYSE and will thereafter be deregistered under the U.S. Exchange Act, and the Credit Suisse Ordinary Shares currently listed on the SIX will cease to be listed on the SIX.

Q:	May I transfer or sell my Credit Suisse Ordinary Shares or Credit Suisse ADSs prior to completion?

A:

Yes, but only holders of Credit Suisse Ordinary Shares and Credit Suisse ADSs as of completion will become entitled to receive the merger consideration. If you transfer or otherwise sell your Credit Suisse Ordinary Shares or Credit Suisse ADSs prior to completion, you will not become entitled to receive the merger consideration by virtue of the transaction.

Q:	Will Credit Suisse shareholders receive any consideration if the transaction is not completed?

A:	If the transaction is not completed for any reason, Credit Suisse shareholders will not receive the merger consideration.

Q:	Are there any risks that I should be aware of with respect to the transaction?

A:

You should read and carefully consider the risk factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 18. You also should read and carefully consider the risk factors with respect to UBS Group AG and Credit Suisse that are contained in the documents being incorporated by reference into this prospectus.

Q:	Will Credit Suisse shareholders be entitled to dissenters’ rights of appraisal?

A:

No. There are no traditional dissenters’ rights under Swiss law. However, for business combinations effected in the form of a statutory merger and subject to Swiss law, such as the transaction, the Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request the competent court to determine a reasonable amount of compensation payable to all shareholders. Any such determination will not impact the implementation of the merger or the receipt of the UBS Group AG Shares as merger consideration.

Q:	When is the transaction expected to be completed?

A:

UBS Group AG expects to complete the transaction in the second quarter of 2023, assuming the conditions to closing (described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion”

beginning on page 46) are satisfied or waived (to the extent waivable) by UBS Group AG. However, UBS Group AG cannot predict the actual date on which the transaction will be completed, or if the transaction will be completed at all, because completion is subject to conditions and factors outside UBS Group AG’s control. For a summary of the conditions that must be satisfied (or, to the extent waivable, waived) prior to completion, see the section of this prospectus entitled “The Merger Agreement — Conditions to Completion” beginning on page 46.

Q:	What are the material Swiss tax consequences of the transaction?

A:

The exchange of Credit Suisse Shares for UBS Group AG Shares will not be subject to Swiss Withholding Tax (as defined in the section entitled “The Merger — Material Swiss Tax Consequences”). A holder of Credit Suisse Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income tax as a result of the transaction. For a holder of Credit Suisse Ordinary Shares who is an individual resident in Switzerland for tax purposes and who holds Credit Suisse Ordinary Shares as a private investment, the exchange of Credit Suisse Ordinary Shares for UBS Group AG Shares should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax, since the sum of the UBS Group AG share capital and capital contribution reserves after the transaction does not exceed the sum of the share capital and capital contribution reserves of Credit Suisse and UBS Group AG prior to the transaction on a cumulative basis. The consideration for Credit Suisse Ordinary Shares that do not entitle the holder to receive one full UBS Group AG Share (“Fractional Shares”) should constitute a tax-free capital gain (or non tax-deductible loss) for Swiss resident individual shareholders holding Credit Suisse Ordinary Shares as private investments. For a holder who holds Credit Suisse Ordinary Shares as part of a trade or business carried on in Switzerland, the exchange of Credit Suisse Ordinary Shares for UBS Group AG Shares is tax neutral for the purposes of Swiss federal, cantonal and communal income tax, provided that the relevant book value (and thus, tax book value) of the shares is maintained. Otherwise, a taxable gain or tax deductible loss for the purposes of Swiss federal, cantonal and communal income tax may arise. Cash payments for Fractional Shares in excess of the relevant tax book value of such Fractional Shares are included as taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. Cash payments for Fractional Shares below the relevant tax book value of such Fractional Shares result in a tax deductible loss in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities. Corporate taxpayers may benefit from taxation relief on capital gains realized upon the disposal of Credit Suisse Ordinary Shares (Beteiligungsabzug), provided such Credit Suisse Ordinary Shares were held for at least one year and the shareholder disposes of at least 10% of the share capital or 10% of the profit and reserves, respectively. Subsequent sales can be less than 10% of the nominal share capital in order to qualify for the participation relief, provided the fair market value of the Credit Suisse Ordinary Shares held as of the previous financial year end prior to this sale amounts to at least 1 million Swiss francs. See “The Merger — Material Swiss Tax Consequences” beginning on page 35 for more information.

Q:	What are the material U.S. federal income tax consequences of the transaction?

A:

The U.S. federal income tax consequences of the transaction to U.S. Holders depend on whether the transaction qualifies as a Reorganization (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”). To qualify as a Reorganization, the transaction must satisfy certain requirements, some of which are based on factual determinations and actions or events after the transaction, including events that are not within the control of UBS Group AG or Credit Suisse. Due to significant factual uncertainties, no representation is made as to the U.S. federal income tax treatment of the transaction. Completion is not conditioned on the transaction qualifying as a Reorganization or on the receipt of an opinion of counsel to that effect and neither UBS Group AG nor Credit Suisse has sought or received an opinion of counsel on the qualification of the transaction as a Reorganization. In addition, UBS Group AG and Credit Suisse have not sought and will not seek any ruling from the IRS regarding any matters relating to the transaction, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position that the transaction does not qualify as a Reorganization.

If the transaction qualifies as a Reorganization, upon exchanging Credit Suisse Shares for UBS Group AG Shares, a U.S. Holder generally will not recognize gain or loss, except with respect to any cash received in lieu of a fractional UBS Group AG Share. If a U.S. Holder holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of UBS Group AG immediately following the transaction, depending on events after the transaction, it is possible that U.S. federal income tax consequences differing from, and materially less favorable than, the consequences discussed in the preceding sentence may apply even if the transaction qualifies as a Reorganization, unless certain reporting requirements and other conditions are met. For additional discussion of these considerations, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Tax Consequences if the Transaction Qualifies as a Reorganization.”

If the transaction does not qualify as a Reorganization, the exchange of Credit Suisse Shares for UBS Group AG Shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of Credit Suisse Shares for UBS Group AG Shares in an amount equal to the difference, if any, between (i) the sum of the fair market value of the UBS Group AG Shares received in the exchange on the date of the exchange and the amount of cash received in lieu of a fractional UBS Group AG Share and (ii) the U.S. Holder’s adjusted tax basis in the Credit Suisse Shares surrendered in the exchange.

The tax consequences of the transaction are complex and will depend on each U.S. Holder’s particular situation. In addition, U.S. Holders may be subject to state, local or non-U.S. tax laws that are not discussed in this prospectus. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 40. U.S. Holders should consult their own tax advisors for a full understanding of the tax consequences to them of the transaction.

Q:	What should I do now?

A:

This prospectus is only to provide you information regarding the transaction. Your vote is not required or sought in connection with the transaction. You are not being asked for a proxy, and you are requested not to send a proxy.

You should read this prospectus carefully and in its entirety, including the information incorporated into this prospectus by reference.

Q:	How can I find more information about UBS Group AG or Credit Suisse?

A:

You can find more information about UBS Group AG or Credit Suisse from various sources described in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Q:	Whom do I call if I have questions about the transaction?

A:	If you have questions about the transaction, you may contact either UBS Group AG or Credit Suisse at the following addresses and telephone numbers, as applicable:

UBS Group AG Investor Relations Bahnhofstrasse 45, 8001 Zurich, Switzerland Tel: +41 44 234 41 00	Credit Suisse Group AG Paradeplatz 8, 8001 Zurich, Switzerland Tel: +41 44 333 11 11

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that might be important to you. UBS Group AG urges you to read carefully the remainder of this prospectus, including the documents incorporated by reference into this prospectus and the other documents to which UBS Group AG has referred you. You may obtain the information incorporated by reference in this prospectus without charge by following the instructions in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58. Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

UBS Group AG

Bahnhofstrasse 45, 8001

Zurich, Switzerland

Tel: +41 44 234 11 11

UBS Group is a leading and truly global wealth manager with focused asset management and investment banking capabilities, and the leading universal bank in Switzerland. UBS Group enables people, institutions and corporations to achieve their goals by providing financial advice and solutions. UBS Group has a capital-light, cash-generative and well-diversified business model, a strong culture, a balance sheet for all seasons, and a respected brand with over 160 years of history.

The operational structure of UBS Group is comprised of the Group Functions and four business divisions: Global Wealth Management, Personal & Corporate Banking, Asset Management and the Investment Bank. UBS Group sees joint efforts as key to its growth, both within and between business divisions. UBS Group employs approximately 72,500 employees (full-time equivalents) across 48 countries.

UBS Group AG is incorporated and domiciled in Switzerland as a corporation limited by shares (Aktiengesellschaft) and operates under Art. 620 et seqq. of the Swiss Code of Obligations. UBS Group AG Shares are currently traded on the NYSE under the ticker symbol “UBS” and on the SIX under the ticker symbol “UBSG.” UBS Group AG’s principal executive offices are located at Bahnhofstrasse 45, 8001 Zurich, Switzerland, and its telephone number is +41 44 234 11 11.

Additional information about UBS Group AG can be found on its website at https://www.ubs.com. The information contained in, or that can be accessed through, UBS Group AG’s website is not intended to be incorporated into this prospectus. For additional information about UBS Group AG, see the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Credit Suisse Group AG

Paradeplatz 8, 8001

Zurich, Switzerland

Tel: +41 44 333 11 11

Credit Suisse Group is one of the world’s leading financial services providers. Its strategy is built on its leading Wealth Management and Swiss Bank franchises, with strong Asset Management as well as Markets capabilities. Credit Suisse Group seeks to follow a balanced approach to wealth management, aiming to capitalize on both the large pool of wealth within mature markets as well as the significant growth in wealth in Asia Pacific and other emerging markets, while also serving key developed markets with an emphasis on Switzerland. The bank employs more than 50,000 people (full-time equivalents) on a consolidated basis.

Credit Suisse is incorporated and domiciled in Switzerland as a corporation limited by shares (Aktiengesellschaft) and operates under Art. 620 et seqq. of the Swiss Code of Obligations. American depositary shares of Credit Suisse (each representing a beneficial interest in one Credit Suisse Share) are currently traded on the NYSE under the ticker symbol “CS” and Credit Suisse Ordinary Shares are currently traded on the SIX under the ticker symbol “CSGN”. Credit Suisse’s principal executive offices are located at Paradeplatz 8, 8001 Zurich, Switzerland and its telephone number is +41 44 333 11 11.

Additional information about Credit Suisse can be found on its website at https://www.credit-suisse.com. The information contained in, or that can be accessed through, Credit Suisse’s website is not intended to be incorporated into this prospectus. For additional information about Credit Suisse, see the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Risk Factors

You should carefully consider the risks that are described in the section of this prospectus entitled “Risk Factors” beginning on page 18.

The Transaction and the Merger Agreement

The merger agreement provides that, upon the terms and subject to the conditions set forth therein, upon completion, Credit Suisse will merge with and into UBS Group AG, with UBS Group AG being the absorbing company which will continue to operate following completion and Credit Suisse being the absorbed company which will cease to exist upon completion. By operation of law, Credit Suisse’s assets, liabilities and contracts, as well as all of Credit Suisse’s rights and obligations under such contracts, will be transferred to UBS Group AG in their entirety. The terms and conditions of the transaction are contained in the merger agreement, which is described in this prospectus and is incorporated by reference into this prospectus. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction. All descriptions in this prospectus of the terms and conditions of the transaction are qualified by reference to the merger agreement. For additional information about the merger agreement, see the section of this prospectus entitled “The Merger Agreement” beginning on page 44.

Merger Consideration

Upon the terms and subject to the conditions set forth in the merger agreement, each Credit Suisse Share issued and outstanding immediately prior to completion will entitle its holder to receive, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, the merger consideration consisting of 1/22.48 UBS Group AG Shares, as described in the section of this prospectus entitled “The Merger — Merger Consideration” beginning on page 30.

Each Credit Suisse shareholder will receive cash in lieu of any fractional UBS Group AG Shares that such stockholder would otherwise receive in the transaction. For details, please see the section in this prospectus entitled “The Merger Agreement — No Fractional UBS Group AG Shares” beginning on page 45.

Note that if you hold Credit Suisse ADSs, the Credit Suisse Depositary may charge you certain fees in connection with the transaction. Specifically, there is a fee of $[            ] per Credit Suisse ADS (or portion thereof) in connection with the cancellation of the Credit Suisse ADSs and the replacement of such Credit Suisse ADSs with UBS Group AG Shares. Please refer to the Credit Suisse Depositary Agreement for additional information.

Treatment of Credit Suisse Equity Awards

After completion, all equity awards denominated in Credit Suisse Ordinary Shares (which we refer to as the “Credit Suisse Equity Awards”) outstanding under the Credit Suisse Group AG Master Share Plan, any employee incentive plan operated by Credit Suisse or under any individual retention or incentive agreement with an employee (each of which we refer to as a “Credit Suisse Incentive Plan” and collectively the “Credit Suisse Incentive Plans”) will (A) be converted into a share award covering or a right to receive consideration by reference to UBS Group AG Shares or (B) in relation to awards in the form of options or share appreciation rights, be converted into awards that pertain and apply to UBS Group AG Shares, and, in each case, to the extent legally permissible, will continue to remain outstanding in accordance with their current terms, including the current vesting schedule and existing performance conditions (subject to amendments approved by UBS Group AG as are reasonably necessary to reflect the impact of the transaction). Any taxes, social security contributions or pension scheme contributions in connection with the settlement of the Credit Suisse Equity Awards, as applicable, will be deducted before the settlement with UBS Group AG Shares or cash.

To the fullest extent permitted by applicable law, the Credit Suisse board of directors will make all necessary adjustments to the Credit Suisse Equity Awards, the Credit Suisse Incentive Plans and/or all of the relevant governing documents to accomplish the foregoing and will exercise any and all discretion pursuant to the Credit Suisse Incentive Plans and relevant governing documents that no such Credit Suisse Equity Awards vest or become exercisable earlier than their scheduled vesting or exercise date by reason of the transaction and no restrictions on Credit Suisse Equity Awards will lapse. To the extent that, notwithstanding the foregoing, the Credit Suisse Equity Awards vest or become exercisable in connection with the transaction, the Credit Suisse board of directors will exercise any and all available discretion pursuant to the Credit Suisse Incentive Plans and relevant governing documents such that (A) such Credit Suisse Equity Awards are prorated to reflect the unexpired portion of any vesting period, (B) any performance conditions applicable to such Credit Suisse Equity Awards are tested based on actual performance through the consummation of the transaction to the fullest extent practicable (and any determination made in respect of the satisfaction of such performance conditions is approved by UBS Group AG) and (C) no restrictions applicable to a Credit Suisse Equity Award lapse, and that any Credit Suisse Equity Awards exercised or vested will be settled by reference to and in the form of merger consideration so that the Credit Suisse Equity Award holders will receive, for each Credit Suisse Share, the merger consideration otherwise receivable by Credit Suisse shareholders.

For a description of the treatment of the Credit Suisse Equity Awards and the Credit Suisse Incentive Plans (each as defined below), see the section of this prospectus entitled “The Merger Agreement — Treatment of Credit Suisse Equity Awards” beginning on page 45.

Background and Reasons for the Transaction

The UBS Group AG board of directors and the Credit Suisse board of directors approved the merger agreement and the transaction. For a description of factors considered by the UBS Group AG board of directors and the Credit Suisse board of directors in reaching its decision and background on the transaction, see the section titled “The Merger—Background and Reasons for the Transaction” beginning on page 31.

Listing of UBS Group AG Shares

The UBS Group AG Shares that Credit Suisse shareholders will receive in connection with the transaction are treasury shares and are approved for listing on the NYSE and on the SIX.

Delisting and Deregistration of Credit Suisse ADSs and Credit Suisse Ordinary Shares

Unless otherwise mandated by the NYSE or the SIX, respectively, at the opening of the first trading day following the entry of the transaction in the Swiss Federal Commercial Registry Office, the Credit Suisse ADSs currently listed on the NYSE will cease to be listed on the NYSE and will thereafter be deregistered under the U.S. Exchange Act, and the Credit Suisse Ordinary Shares currently listed on the SIX will cease to be listed on the SIX. See the section of this prospectus entitled “The Merger — Delisting and Deregistration of Credit Suisse ADSs and Credit Suisse Ordinary Shares” beginning on page 33.

Material Swiss Tax Consequences

The exchange of Credit Suisse Shares for UBS Group AG Shares will not be subject to Swiss Withholding Tax (as defined in the section entitled “The Merger — Material Swiss Tax Consequences”).

A holder of Credit Suisse Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income tax as a result of the transaction.

For a holder who is an individual resident in Switzerland for tax purposes and who holds Credit Suisse Ordinary Shares as a private investment, the exchange of Credit Suisse Ordinary Shares for UBS Group AG Shares should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax, since the sum of the UBS Group AG share capital and capital contribution reserves after the transaction does not exceed the sum of the share capital and capital contribution reserves of Credit Suisse and UBS Group AG prior to the transaction on a cumulative basis. The consideration for Fractional Shares should constitute a tax-free capital gain (or non tax-deductible loss) for Swiss resident individual shareholders holding Credit Suisse Ordinary Shares as private investments.

For a holder who holds Credit Suisse Ordinary Shares as part of a trade or business carried on in Switzerland, the exchange of Credit Suisse Ordinary Shares for UBS Group AG Shares is tax neutral for the purposes of Swiss federal, cantonal and communal income tax, provided that the relevant book value (and thus, tax book value) of the shares is maintained. Otherwise, a taxable gain or tax deductible loss for the purposes of Swiss federal, cantonal and communal income tax may arise. Cash payments for Fractional Shares in excess of the relevant tax book value of such Fractional Shares are included as taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. Cash payments for Fractional Shares below the relevant tax book value of such Fractional Shares result in a tax deductible loss in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities. Corporate taxpayers may benefit from taxation relief on capital gains realized upon the disposal of Credit Suisse Ordinary Shares (Beteiligungsabzug), provided such Credit Suisse Ordinary Shares were held for at least one year and the shareholder disposes of at least 10% of the share capital or 10% of the profit and reserves, respectively. Subsequent sales can be less than 10% of the nominal share capital in order to qualify for the participation relief, provided the fair market value of the Credit Suisse Ordinary Shares held as of the previous financial year end prior to this sale amounts to at least 1 million Swiss francs. See “The Merger — Material Swiss Tax Consequences” beginning on page 35 for more information.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the transaction to U.S. Holders depend on whether the transaction qualifies as a Reorganization (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”). To qualify as a Reorganization, the transaction must satisfy certain requirements, some of which are based on factual determinations and actions or events after the transaction, including events that are not within the control of UBS Group AG or Credit Suisse. Due to significant factual uncertainties, no representation is made as to the U.S. federal income tax treatment of the transaction. Completion is not conditioned on the transaction qualifying as a Reorganization or on the receipt of an opinion of counsel to that effect and neither UBS Group AG nor Credit Suisse has sought or received an opinion of counsel on the qualification of the transaction as a Reorganization. In addition, UBS Group AG and Credit Suisse have not sought and will not seek any ruling from the IRS regarding any matters relating to the transaction, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position that the transaction does not qualify as a Reorganization.

If the transaction qualifies as a Reorganization, upon exchanging Credit Suisse Shares for UBS Group AG Shares, a U.S. Holder generally will not recognize gain or loss, except with respect to any cash received in lieu of a fractional UBS Group AG Share. If a U.S. Holder holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of UBS Group AG immediately following the transaction, depending on events after the transaction, it is possible that U.S. federal income tax consequences differing from, and materially less favorable than, the consequences discussed in the preceding sentence may apply even if the transaction qualifies as a Reorganization, unless certain reporting requirements and other conditions are met. For additional discussion of these considerations, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Tax Consequences if the Transaction Qualifies as a Reorganization.”

If the transaction does not qualify as a Reorganization, the exchange of Credit Suisse Shares for UBS Group AG Shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of Credit Suisse Shares for UBS Group AG Shares in an amount equal to the difference, if any, between (i) the sum of the fair market value of the UBS Group AG Shares received in the exchange on the date of the exchange and the amount of cash received in lieu of a fractional UBS Group AG Share and (ii) the U.S. Holder’s adjusted tax basis in the Credit Suisse Shares surrendered in the exchange.

The tax consequences of the transaction are complex and will depend on each U.S. Holder’s particular situation. In addition, U.S. Holders may be subject to state, local or non-U.S. tax laws that are not discussed in this prospectus. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 40. U.S. Holders should consult their own tax advisors for a full understanding of the tax consequences to them of the transaction.

Accounting Treatment of the Transaction

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations, which requires that one of the two companies in the transaction be designated as the acquirer for accounting purposes based on the evidence available. UBS Group AG will be treated as the accounting acquirer, and accordingly, will record assets acquired, including identifiable intangible assets, and liabilities assumed from Credit Suisse at their respective fair values (except for limited exceptions where IFRS 3 requires a different measurement basis) at the completion date. Due to the circumstances of the transaction, the purchase price will be lower than the net assets recognized, resulting in negative goodwill that is recorded in the income statement at the completion date. For a more detailed discussion of the accounting treatment of the transaction, see the section of this prospectus entitled “The Merger  — Accounting Treatment of the Transaction” beginning on page 33.

Approvals Required for the Transaction

Pursuant to the merger agreement, completion is subject to the satisfaction (or waiver (to the extent waivable) by UBS Group AG) of certain conditions precedent relating to required approvals, including the following:

•

the approval of the transaction by FINMA and granting by FINMA of separate arrangements and these decisions and arrangements remaining in full force and effect and not having been amended, conditioned or revoked before completion;

•

the receipt of all approvals and non-objections required to be obtained or which would be prudent to obtain under applicable law, rules or regulation from the relevant competent financial regulatory and other governmental entities (each of which we refer to as a “Regulatory Approval”) and all such Regulatory Approvals being in full force and effect and not having been amended or revoked until completion;

•

no Regulatory Approval being subject to a Regulatory Approval Adverse Condition (as defined in the merger agreement and described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion”);

•

insofar as the transaction requires approvals pursuant to the relevant merger control, competition or foreign direct investment rules in any jurisdiction without which completion would be unlawful or otherwise prohibited or restricted (each of which we refer to as a “Governmental Approval”), any relevant waiting periods under those rules will have expired, been waived or terminated, or all competent merger control, foreign direct investment and other authorities and, if applicable, courts will have adopted a decision allowing completion; and

•

no Governmental Approval being subject to a Governmental Approval Adverse Condition (as defined in the merger agreement and described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion”).

The Regulatory Approvals (granted or yet to be obtained) include (i) approval of the Board of Governors of the Federal Reserve System (which occurred on April 14, 2023), (ii) filing with the Financial Industry Regulatory Authority (“FINRA”) of an application seeking approval of a change of control pursuant to FINRA Rule 1017 (for which an application was filed on April 3, 2023), (iii) approvals from certain U.S. state securities agencies that may be required pursuant to the relevant state securities laws and (iv) approvals of (w) FINMA (which in principle occurred on March 19, 2023), (x) the UK Prudential Regulation Authority (which occurred on March 22, 2023), (y) the UK Financial Conduct Authority (which occurred on March 22, 2023) and (z) the European Central Bank.

The Governmental Approvals (granted or yet to be obtained) include the expiration or early termination of the waiting period relating to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which expired on April 24, 2023) and approvals or waivers under antitrust or competition laws from competent authorities in other jurisdictions in which UBS Group AG and Credit Suisse have operations, including Canada (where the transaction received merger control clearance on April 25, 2023), Brazil (where the transaction received merger control approval from the Conselho Administrativo de Defesa Econômica on April 25, 2023 and a separate, required merger control approval is currently being sought from the Brazilian central bank), and Switzerland (where the suspension requirement has been waived) as well as the European Union, India, Japan, Mexico and South Korea (which are all underway).

UBS Group AG and Credit Suisse are working to obtain all Regulatory Approvals and Governmental Approvals not yet granted expeditiously but cannot be certain when or if these Regulatory Approvals and Governmental Approvals will be obtained, or that the granting of the Regulatory Approvals and Governmental Approvals will not involve the imposition of conditions. For more information, see the sections of this prospectus entitled “The Merger Agreement — Conditions to Completion” and “The Merger Agreement — Cooperation for the Purposes of Satisfaction of Conditions to Completion” each beginning on page 46.

Conditions to the Transaction

Completion is subject to the receipt of the Regulatory Approvals and Governmental Approvals described above, granting by FINMA of certain separate arrangements, certain specified regulatory support from FINMA and other regulators and other closing conditions. Any such conditions may, to the extent waivable, be waived by UBS Group AG.

For further information, see the section in this prospectus entitled “The Merger Agreement — Conditions to Completion” beginning on page 46.

Dissenters’ Rights

No traditional dissenters’ rights exist under Swiss law. However, for business combinations effected in the form of a statutory merger and subject to Swiss law, such as the transaction, the Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request the competent court to determine a reasonable amount of compensation payable to all shareholders. Any such determination will not impact the implementation of the merger or the receipt of the UBS Group AG Shares as merger consideration.

Termination of the Merger Agreement

The merger agreement may be terminated by either UBS Group AG (by decision of the UBS Group AG board of directors) or Credit Suisse (by decision of the Credit Suisse board of directors) only if the conditions precedent to the transaction have not been satisfied or waived (to the extent waivable) by UBS Group AG by December 31, 2023 other than as a result of the action or omission attributed to the party seeking termination. UBS Group AG may not seek to terminate the merger agreement as a result of the failure of the FINMA Bail-In Measures Condition without prior consultation with FINMA.

For further information, see the section of this prospectus entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 50.

Comparison of Rights of UBS Group AG Shareholders and Credit Suisse Shareholders

While both UBS Group AG and Credit Suisse are companies organized under the laws of Switzerland and accordingly their shareholder rights are both governed by Swiss law, there are certain differences between the rights of Credit Suisse shareholders and the rights of UBS Group AG shareholders, due to differences between the articles of associations of the two companies. For a discussion of these differences, see the section of this prospectus entitled “Comparison of Rights of UBS Group AG Shareholders and Credit Suisse Shareholders” beginning on page 53.

RISK FACTORS

You should consider carefully the following risk factors as well as the other information set forth in and incorporated by reference into this prospectus. You should also read and consider the risk factors associated with each of the businesses of UBS Group AG and Credit Suisse because these risk factors may affect the operations and financial results of the Combined Group. These risk factors may be found under (i) Part I, Item 3D, “Risk Factors” in UBS Group AG’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on March 6, 2023, (ii) Part I, Item 3D, “Risk Factors” in Credit Suisse’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on March 14, 2023 and (iii) UBS Group AG’s and Credit Suisse’s other filings with the SEC, in each case, which are incorporated by reference into this prospectus. For information about the filings incorporated by reference in this prospectus, see the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Because the market value of UBS Group AG Shares may fluctuate, Credit Suisse shareholders cannot be sure of the market value of the merger consideration that they will receive in the transaction.

Upon completion, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, Credit Suisse shareholders will be entitled to receive, for each Credit Suisse Share issued and outstanding immediately prior to completion that they own, merger consideration consisting of 1/22.48 UBS Group AG Shares. Because the exchange ratio is fixed, the value of the merger consideration to be received by Credit Suisse shareholders will depend on the market price of UBS Group AG Shares, which will fluctuate from time to time. The merger consideration will not be adjusted for changes in the market price of UBS Group AG Shares, Credit Suisse Ordinary Shares or Credit Suisse ADSs between the date of signing the merger agreement and the closing date.

The market value of the merger consideration and the market prices of UBS Group AG Shares, Credit Suisse Ordinary Shares and Credit Suisse ADSs at completion may vary significantly from their respective values on the date that the merger agreement was executed or at other dates, such as the date of this prospectus or the date on which a Credit Suisse shareholder actually receives the merger consideration. These changes may result from a variety of factors, including changes in UBS Group’s or Credit Suisse Group’s respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The merger consideration will not be adjusted to reflect the comparative market value of UBS Group AG Shares, Credit Suisse Ordinary Shares and Credit Suisse ADSs. Therefore, the aggregate market value of the merger consideration that a Credit Suisse shareholder is entitled to receive at the time that the transaction is completed could vary significantly from the value of the merger consideration on the date that the merger agreement was executed or the date of this prospectus or the date on which a Credit Suisse shareholder actually receives the merger consideration.

See the section entitled “Comparative Per Share Market Price” beginning on page 29 of this prospectus for more information about the market value of UBS Group AG Shares, Credit Suisse Ordinary Shares and Credit Suisse ADSs on certain dates.

The market price for UBS Group AG Shares may be affected by different factors from those that historically have affected the market price of Credit Suisse Ordinary Shares and Credit Suisse ADSs.

Upon completion, Credit Suisse shareholders will receive UBS Group AG Shares and will become UBS Group AG shareholders. UBS Group AG’s businesses differ from those of Credit Suisse, and, accordingly, the results of operations of UBS Group AG, including the market price of UBS Group AG Shares, will be affected by some factors that are different from those currently affecting the results of operations of Credit Suisse. For a discussion of the businesses of UBS Group AG and Credit Suisse and of some important factors to consider in connection with those businesses, please refer to the documents incorporated by reference in this prospectus and referred to in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Completion is subject to conditions and there is no assurance such conditions will be satisfied or, to the extent waivable, waived or when or if the transaction will be completed.

Completion is subject to the satisfaction (or waiver, to the extent waivable, by UBS Group AG) of a number of conditions as set forth in the merger agreement, including, among others, (i) the approval of the transaction by FINMA and granting by FINMA of separate arrangements and these decisions and arrangements remaining in full force and effect and not having been amended, conditioned or revoked before completion, (ii) receipt of all Regulatory Approvals, all such Regulatory Approvals being in full force and effect and not having been amended or revoked until completion and no Regulatory Approval being subject to a Regulatory Approval Adverse Condition (as defined in the merger agreement and described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion” beginning on page 46), (iii) receipt of all Governmental Approvals and no Governmental Approval being subject to a Governmental Approval Adverse Condition (as defined in the merger agreement and described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion” beginning on page 46), (iv) receipt of certain specified regulatory support from FINMA and other regulators and (v) other closing conditions. There can be no assurance as to when these conditions and the other conditions to the transaction will be satisfied (or waived (to the extent waivable) by UBS Group AG), if at all, or that other events will not intervene to delay or result in the failure to complete the transaction.

For a more complete summary of the conditions that must be satisfied or, to the extent waivable, waived prior to completion, see the section of this prospectus entitled “The Merger Agreement—Conditions to Completion” beginning on page 46.

Certain contractual counterparties may seek to modify contractual relationships with the Combined Group, which could have an adverse effect on the Combined Group’s business and operations.

As a result of the transaction, the Combined Group may experience impacts on relationships with contractual counterparties that may harm the Combined Group’s business and results of operations. Certain counterparties may seek to terminate or modify contractual obligations following the transaction whether or not contractual rights are triggered as a result of the transaction. There can be no guarantee that UBS Group AG’s or Credit Suisse’s contractual counterparties will remain with or continue to have a relationship with the Combined Group or do so on the same or similar contractual terms following the transaction. If any contractual counterparties seek to terminate or modify contractual obligations or discontinue the relationship with the Combined Group, then the Combined Group’s business and results of operations may be harmed.

Certain UBS Group AG and Credit Suisse agreement(s), exemption(s) and other arrangement(s) may contain provisions, including change of control or anti-assignment provisions, that may be triggered by the transaction and that, if acted upon or not waived, could cause the Combined Group to lose the benefit of such agreement(s), exemption(s) and arrangement(s) and incur liabilities or replacement costs, which could have an adverse effect on the Combined Group.

Each of UBS Group AG and Credit Suisse is party to, or may become party to after the date hereof, various agreements, exemptions and other arrangements with third parties (including regulators) that may contain provisions, including change of control or anti-assignment provisions, that may be triggered upon completion. In the event that there is such an agreement, exemption or arrangement requiring a consent or waiver in relation to the transaction or the merger agreement, for which such consent or waiver was not obtained, the Combined Group could lose the benefit of the underlying agreement, exemption or arrangement and incur liabilities or replacement costs, which could have an adverse effect on the operations of the Combined Group.

UBS Group AG may not realize all of the expected cost reductions and other benefits of the transaction.

There is a risk that some or all of the expected cost reductions and other benefits of the transaction may fail to materialize, or may not occur within the time periods anticipated by UBS Group AG and Credit Suisse. The realization of such cost reductions and other benefits is subject to various assumptions and may be affected by a number of factors, many of which are beyond the control of UBS Group AG and Credit Suisse.

UBS Group AG and Credit Suisse operate as independent companies, and will continue to do so until completion, which involves the integration of two large and complex businesses. Consequently, UBS Group AG and Credit Suisse may face significant challenges in integrating the two companies’ technologies, organizations, procedures, policies and operations in a timely and efficient manner, as well as in addressing differences in the business cultures of the two companies and retaining key UBS Group AG and Credit Suisse personnel. The integration process may prove to be complex and time consuming, require substantial resources and effort and lead to a degree of uncertainty for customers and employees. It may also disrupt each company’s ongoing businesses, which may adversely affect the Combined Group’s relationships with customers, employees, regulators and others with whom UBS Group AG and Credit Suisse have business or other dealings. The Combined Group’s competitors may also seek to take advantage of potential integration problems to gain customers. Furthermore, the process of harmonizing UBS Group AG and Credit Suisse’s differing risk management strategies and techniques may initially leave the Combined Group exposed to unidentified and unanticipated risks that may be different than those previously faced by the two companies as separate entities. If UBS Group AG and Credit Suisse fail to manage the integration of their businesses effectively, the growth strategy and future profitability of the Combined Group could be negatively affected, and they may fail to achieve the anticipated cost reductions and other benefits of the transaction. In addition, difficulties in integrating these businesses could harm the reputation of the Combined Group.

Failure to realize all of the anticipated cost reductions and other benefits of the transaction may impact the financial performance of the Combined Group, the price of the UBS Group AG Shares and the ability of UBS Group AG, following completion, to continue paying dividends on UBS Group AG Shares at levels per share consistent with the current dividend or at all. The declaration of dividends by UBS Group AG following completion will be at the discretion of UBS Group AG board of directors, which may determine at any time to cease paying dividends, lower the dividend level per share or not increase the dividend level per share.

UBS Group AG and Credit Suisse may have difficulty attracting, motivating and retaining executives and other employees in light of the transaction.

UBS Group AG’s success after the transaction will depend in part on its ability to retain key executives and other employees. Uncertainty about the effects of the transaction on UBS Group AG and Credit Suisse employees may have an adverse effect on each of UBS Group AG and Credit Suisse and consequently on the Combined Group. This uncertainty may impair the Combined Group’s ability to attract, retain and motivate personnel.

Credit Suisse’s officers and employees that hold Credit Suisse Shares and/or Credit Suisse Equity Awards may, if the transaction is completed, be entitled to the merger consideration in respect of such Credit Suisse Shares and/or Credit Suisse Equity Awards. See the section of this prospectus entitled “The Merger Agreement – Treatment of Credit Suisse Equity Awards” beginning on page 45. As a result of the value of the merger consideration likely being substantially less than the original notional value of deferred compensation held by certain employees of Credit Suisse, as well as the additional restrictions that the Swiss Federal Department of Finance has placed (and may place in the future) on payment of certain incentive compensation to Credit Suisse employees, Credit Suisse may experience substantially higher attrition of employees than historical levels, particularly with regards to those employees for whom the variable compensation (as opposed to the fixed compensation) represents a high percentage in their total remuneration package.

Additionally, under agreements between Credit Suisse and certain of its employees, such employees could potentially resign from employment on or after completion that could result in severance payments to such employees and accelerated vesting of their equity awards. These payments and accelerated vesting benefits, individually or in the aggregate, could make retention of Credit Suisse employees more difficult.

Furthermore, if employees of UBS Group AG or Credit Suisse depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the Combined Group, UBS Group AG may have to incur significant costs in retaining such individuals (while potentially being subject to the Swiss Federal Department of Finance restrictions described above) or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. As a result, the Combined Group’s ability to realize the anticipated benefits of the transaction may be materially and adversely affected. No assurance can be given that the Combined Group will be able to attract or retain employees to the same extent that Credit Suisse or UBS Group AG have been able to attract or retain employees in the past.

UBS Group AG and Credit Suisse will incur substantial transaction fees and costs in connection with the transaction.

UBS Group AG and Credit Suisse have incurred and expect to incur additional material non-recurring expenses in connection with the transaction and completion of the transactions contemplated by the merger agreement, including costs relating to obtaining required approvals (including Regulatory Approvals and Government Approvals). UBS Group AG and Credit Suisse have incurred significant financial services, accounting, tax and legal fees in connection with the process of negotiating and evaluating the terms of the transaction. Additional significant unanticipated costs may be incurred in the course of integrating the businesses of UBS Group AG and Credit Suisse after completion. Such costs may be significant and could have an adverse effect on the Combined Group’s future results of operations, cash flows and financial condition.

The transaction may not be accretive, and may be dilutive, to UBS Group AG’s earnings per share, which may negatively affect the market price of UBS Group AG Shares and the implied value of the UBS Group AG Shares following the transaction.

In connection with completion, UBS Group AG expects to deliver to Credit Suisse shareholders approximately 178,031,943 UBS Group AG Shares and certain Credit Suisse Equity Awards are required to be converted into equity awards of UBS Group AG pursuant to the merger agreement. Trading of these UBS Group AG Shares could have the effect of depressing the market price of UBS Group AG Shares.

UBS Group AG currently expects that the transaction will result in a number of benefits, including that it will ultimately be accretive to UBS Group AG’s earnings per share. This projection is based on preliminary estimates that may materially change. Future events and conditions could reduce or delay the accretion that is currently projected or result in the transaction being dilutive to UBS Group AG’s earnings per share, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the cost reductions and other benefits anticipated in the transaction. Any dilution of, reduction in or delay of any accretion to, UBS Group AG’s earnings per share could cause the price of UBS Group AG Shares and the implied value of the UBS Group AG Shares to decline or grow at a reduced rate.

UBS Group AG is organized under the laws of Switzerland and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States against UBS Group AG or UBS Group AG’s officers and members of the UBS Group AG board of directors.

UBS Group AG is organized under the laws of Switzerland. A substantial portion of UBS Group’s assets are located outside the United States, and many of UBS Group AG’s directors and officers and some of the experts named in this prospectus are residents of jurisdictions outside of the United States and the assets of such persons may be located outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon UBS Group AG and its directors, officers and experts, or to enforce judgments obtained in U.S.

courts against UBS Group AG or such persons either inside or outside of the United States, or to enforce in U.S. courts judgments obtained against UBS Group AG or such persons in courts in jurisdictions outside the United States, in any action predicated upon the civil liability provisions of the federal securities laws of the United States.

There is no certainty that civil liabilities predicated solely upon the federal securities laws of the United States can be enforced in Switzerland, whether by original action or by seeking to enforce a judgment of U.S. courts. In addition, punitive damages awards in actions brought in the United States or elsewhere may be unenforceable in Switzerland.

There may be less publicly available information concerning UBS Group AG than there is for issuers that are not foreign private issuers because, as a foreign private issuer, UBS Group AG is exempt from a number of rules under the U.S. Exchange Act and is permitted to file less information with the SEC than issuers that are not foreign private issuers and UBS Group AG, as a foreign private issuer, is permitted to follow home country practice in lieu of the listing requirements of the NYSE, subject to certain exceptions.

As a foreign private issuer under the U.S. Exchange Act, UBS Group AG is exempt from certain rules under the U.S. Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. In addition, UBS Group AG is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the U.S. Exchange Act. The members of the UBS Group AG management board, officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the U.S. Exchange Act. Accordingly, there may be less publicly available information concerning UBS Group AG than there is for companies whose securities are registered under the U.S. Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by UBS Group AG in accordance with Swiss law, which may differ in substance or timing from such disclosure requirements under the U.S. Exchange Act. Subject to certain exceptions, the rules of the NYSE permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of the NYSE, including, for example, certain board, committee and director independence requirements. Accordingly, you may not have the same protections afforded to shareholders of companies that are required to comply with all of the NYSE corporate governance requirements.

Resales of UBS Group AG Shares following the transaction may cause the market value of UBS Group AG Shares to decline.

UBS Group AG expects that it will deliver to Credit Suisse shareholders approximately 178,031,943 UBS Group AG Shares in connection with the transaction. Completion and the resale of these UBS Group AG Shares from time to time could have the effect of depressing the market value for UBS Group AG Shares. The increase in the number of UBS Group AG Shares may lead to sales of such UBS Group AG Shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, UBS Group AG Shares.

Additionally, the market price of UBS Group AG Shares may fluctuate significantly following completion, and Credit Suisse shareholders could lose value of their UBS Group AG Shares. The delivery of additional UBS Group AG Shares in the transaction could on its own have the effect of depressing the market price for UBS Group AG Shares. In addition, many Credit Suisse shareholders may decide not to hold the UBS Group AG Shares they receive as a result of the transaction. Other Credit Suisse shareholders may be required to sell the UBS Group AG Shares they receive as a result of the transaction. Any such sales of UBS Group AG Shares could have the effect of depressing the market price for UBS Group AG Shares.

The UBS Group AG Shares have different rights from the Credit Suisse Ordinary Shares.

While both UBS Group AG and Credit Suisse are companies organized under the laws of Switzerland and, accordingly, their shareholders’ rights are governed by Swiss law, certain of the rights associated with Credit Suisse Ordinary Shares are different from the rights associated with UBS Group AG Shares due to differences between the articles of associations of the two companies. See the section of this prospectus entitled “Comparison of Rights of UBS Group AG Shareholders and Credit Suisse Shareholders” beginning on page 53 for a discussion of the different rights associated with UBS Group AG Shares and Credit Suisse Ordinary Shares.

UBS Group AG shareholders and Credit Suisse shareholders will have a reduced ownership and voting interest in the Combined Group after the transaction.

Upon completion, UBS Group AG expects to deliver approximately 178,031,943 UBS Group AG Shares to Credit Suisse shareholders pursuant to the merger agreement. As a result, it is expected that, based on the number of UBS Group AG Shares and Credit Suisse Shares outstanding on April 19, 2023, immediately after completion, former Credit Suisse shareholders will own approximately 5.1% of the outstanding UBS Group AG Shares and UBS Group AG shareholders will own approximately 94.9% of the outstanding UBS Group AG Shares. In addition, UBS Group AG Shares may be issued from time to time following completion to holders of Credit Suisse Equity Awards on the terms set forth in the merger agreement. See the section of this prospectus entitled “The Merger Agreement — Treatment of Credit Suisse Equity Awards” beginning on page 45 for a more detailed explanation.

UBS Group AG and Credit Suisse may become the target of lawsuits in connection with the transaction and/or the regulatory and other actions taken in connection with the transaction, including the enactment of the Special Ordinance, which could result in substantial costs.

Although no lawsuits have been brought against UBS Group AG, Credit Suisse or their respective board of directors in connection with the transaction and/or the regulatory and other actions taken in connection with the transaction as of the date of this prospectus, including the enactment of the Special Ordinance, lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the transaction, then that injunction may delay or prevent the transaction from being completed.

The Combined Group will have significant ongoing litigation and investigation matters, which could have an adverse effect on the Combined Group’s business and operations.

The Combined Group will be a global financial services firm and subject to many different legal, tax and regulatory regimes, including extensive regulatory oversight, and will be exposed to significant liability risk. UBS Group and Credit Suisse Group are, and following completion the Combined Group will be, subject to a large number of claims, disputes, legal proceedings and government investigations, and we expect that the Combined Group’s ongoing business activities will continue to give rise to such matters in the future. These matters may have an adverse impact on the Combined Group’s business and results of operations or may cause disruptions to the Combined Group’s operations.

If the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. Holders generally cannot recognize losses, and additional reporting requirements may be required for certain U.S. Holders. If the transaction does not qualify as a reorganization within the meaning of Section 368(a) of the Code, it generally will be taxable to U.S. Holders.

To qualify as a Reorganization (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”), the transaction must satisfy certain requirements, some of which are based on factual determinations and actions or events after the transaction, including events that are not within the control of UBS Group AG or Credit Suisse. Due to significant factual uncertainties, no representation is made as to the U.S. federal income tax treatment of the transaction. Completion is not conditioned on the transaction qualifying as a Reorganization or on the receipt of an opinion of counsel to that effect and neither UBS Group AG nor Credit Suisse has sought or received an opinion of counsel on the qualification of the transaction as a Reorganization. In addition, UBS Group AG and Credit Suisse have not sought and will not seek any ruling from the IRS regarding any matters relating to the transaction, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position that the transaction does not qualify as a Reorganization.

If the transaction qualifies as a Reorganization, upon exchanging Credit Suisse Shares for UBS Group AG Shares, a U.S. Holder (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”) generally will not recognize gain or loss, except with respect to any cash received in lieu of a fractional UBS Group AG Share. If a U.S. Holder holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of UBS Group AG immediately following the transaction, depending on events after the transaction, it is possible that U.S. federal income tax consequences differing from, and materially less favorable than, the consequences discussed in the preceding sentence may apply even if the transaction qualifies as a Reorganization, unless certain reporting requirements and other conditions are met. For additional discussion of these considerations, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Tax Consequences if the Transaction Qualifies as a Reorganization.”

If the transaction does not qualify as a Reorganization, the exchange of Credit Suisse Shares for UBS Group AG Shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of Credit Suisse Shares for UBS Group AG Shares in an amount equal to the difference, if any, between (i) the sum of the fair market value of the UBS Group AG Shares received in the exchange on the date of the exchange and the amount of cash received in lieu of a fractional UBS Group AG Share and (ii) the U.S. Holder’s adjusted tax basis in the Credit Suisse Shares surrendered in the exchange.

The tax consequences of the transaction are complex and will depend on each U.S. Holder’s particular situation. In addition, U.S. Holders may be subject to state, local or non-U.S. tax laws that are not discussed in this prospectus. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 40. U.S. Holders should consult their own tax advisors for a full understanding of the tax consequences to them of the transaction.

UBS Group AG and Credit Suisse may incur substantial tax liabilities in connection with the transaction.

In the past, Credit Suisse has made significant impairments of the tax value of its participations below their tax acquisition costs. As a result of the transaction, tax acquisition costs of participations held by Credit Suisse may be transferred to UBS Group AG. Should the tax value of the participations taken over by UBS Group AG increase, this may lead to Swiss corporate income tax exposure on the amount of value increase up to the amount of the tax acquisition costs due to historic impairments on the participations made by Credit Suisse.

Risks Related to UBS Group AG and Credit Suisse

UBS Group AG and Credit Suisse are, and following completion, UBS Group AG will continue to be subject to the risks described in (i) Part I, Item 3D, “Risk Factors” in UBS Group AG’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on March 6, 2023, (ii) Part I, Item 3D, “Risk Factors” in Credit Suisse’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on March 14, 2023, and (iii) UBS Group AG’s and Credit Suisse’s other filings with the SEC, which are incorporated by reference into this prospectus. See the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as that term is defined in Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can sometimes be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “potential,” “seeks,” “aims,” “projects,” “predicts,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates,” “continues” or other comparable terms or negatives of these terms, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. UBS Group AG can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include:

•	the transaction may not close;

•	UBS Group AG may be unable to promptly and effectively integrate Credit Suisse Group’s businesses or to achieve the cost reductions and other benefits contemplated by the transaction;

•	disruption from the transaction may make it more difficult to maintain business, contractual and operational relationships;

•	the announcement or the consummation of the transaction may have a negative effect on the market price of UBS Group AG Shares or on Credit Suisse’s or UBS Group AG’s operating results;

•

the degree to which UBS Group AG is successful in the ongoing execution of its strategic plans, including its cost reduction and efficiency initiatives and its ability to manage its levels of risk-weighted assets (RWA) and leverage ratio denominator (LRD), liquidity coverage ratio and other financial resources, including changes in RWA assets and liabilities arising from higher market volatility;

•	the degree to which UBS Group AG is successful in implementing changes to its businesses to meet changing market, regulatory and other conditions;

•

developments in the macroeconomic climate and in the markets in which UBS Group AG or Credit Suisse operates or to which they are exposed, including movements in securities prices or liquidity, credit spreads, currency exchange rates, the effects of economic conditions, including increasing inflationary pressures, market developments, increasing geopolitical tensions and changes to national trade policies on the financial position or creditworthiness of UBS Group AG’s and Credit Suisse’s clients and counterparties, as well as on client sentiment and levels of activity, including the COVID-19 (coronavirus) pandemic and the measures taken to manage it, as well as instability in the financial industry and the Russian invasion in Ukraine and related sanctions and trade disruptions, which have had and may also continue to have a significant adverse effect on global and regional economic activity, including disruptions to global supply chains and labor market displacements;

•

the ability of UBS Group AG or Credit Suisse to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict (e.g., the Russia-Ukraine war), pandemic, security breach, cyberattack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 (coronavirus) pandemic;

•

the impact of public health crises, such as pandemics (including the COVID-19 (coronavirus) pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies;

•

changes in the availability of capital and funding, including any changes in UBS Group AG’s credit spreads and ratings, as well as availability and cost of funding to meet requirements for debt eligible for total loss-absorbing capacity (TLAC);

•

changes in central bank policies or the implementation of financial legislation and regulation in Switzerland, the United States., the UK, the European Union and other financial centers that have imposed, or resulted in, or may do so in the future, more stringent or entity-specific capital, TLAC, leverage ratio, net stable funding ratio, liquidity and funding requirements, heightened operational resilience requirements, incremental tax requirements, additional levies, limitations on permitted activities, constraints on remuneration, constraints on transfers of capital and liquidity and sharing of operational costs across the Group or other measures, and the effect these will or would have on UBS Group’s or Credit Suisse Group’s business activities;

•

the ability to successfully implement resolvability and related regulatory requirements and the potential need to make further changes to the legal structure or booking model of UBS Group or Credit Suisse Group in response to legal and regulatory requirements, or other external developments;

•

the liability to which UBS Group AG may be exposed, or possible constraints or sanctions that regulatory authorities might impose on UBS Group, due to litigation, contractual claims and regulatory investigations affecting UBS Group or Credit Suisse Group, including the potential for disqualification from certain businesses, potentially large fines or monetary penalties, or the loss of licenses or privileges as a result of regulatory or other governmental sanctions, as well as the effect that litigation, regulatory and similar matters have on the operational risk component of UBS Group AG’s RWA, as well as the amount of capital available for return to shareholders;

•

the effects on UBS Group AG’s or Credit Suisse’s business, in particular cross-border banking, of sanctions, tax or regulatory developments and of possible changes in UBS Group AG’s or Credit Suisse’s policies and practices;

•

the ability to retain and attract the employees necessary to generate revenues and to manage, support and control UBS Group’s and Credit Suisse Group’s respective businesses, which may be affected by competitive factors as well as by uncertainty caused by the transaction;

•

the occurrence of operational failures, such as fraud, misconduct, unauthorized trading, financial crime, cyberattacks, data leakage and systems failures, the risk of which is increased with cyberattack threats from nation states;

•

the ability to maintain and improve UBS Group and Credit Suisse Group’s systems and controls for complying with sanctions in a timely manner and for the detection and prevention of money laundering to meet evolving regulatory requirements and expectations, in particular in current geopolitical turmoil;

•	the uncertainty arising from domestic stresses in certain major economies;

•

changes in UBS Group AG’s competitive position, including whether differences in regulatory capital and other requirements among the major financial centers adversely affect UBS Group’s ability to compete in certain lines of business;

•

changes in the standards of conduct applicable to our businesses that may result from new regulations or new enforcement of existing standards, including measures to impose new and enhanced duties when interacting with customers and in the execution and handling of customer transactions;

•

changes in accounting or tax standards or policies, and determinations or interpretations affecting the recognition of gain or loss, the valuation of goodwill, the recognition of deferred tax assets and other matters;

•

the ability to implement new technologies and business methods, including digital services and technologies, and ability to successfully compete with both existing and new financial service providers, some of which may not be regulated to the same extent;

•	limitations on the effectiveness of UBS Group’s and Credit Suisse Group’s internal processes for risk management, risk control, measurement and modeling, and of financial models generally;

•

restrictions on the ability of UBS Group AG to make payments or distributions, including due to restrictions on the ability of its subsidiaries to make loans or distributions, directly or indirectly, or, in the case of financial difficulties, due to the exercise by FINMA or the regulators of UBS Group AG’s operations in other countries of their broad statutory powers in relation to protective measures, restructuring and liquidation proceedings;

•	the degree to which changes in regulation, capital or legal structure, financial results or other factors may affect UBS Group AG’s ability to maintain its stated capital return objective;

•

uncertainty over the scope of actions that may be required by UBS Group AG, governments and others to achieve goals relating to climate, environmental and social matters, as well as the evolving nature of underlying science and industry and the possibility of conflict between different governmental standards and regulatory regimes;

•	the effect that these or other factors or unanticipated events may have on UBS Group AG’s reputation and the additional consequences that this may have on our business and performance;

•	the ability of UBS Group AG, as a foreign private issuer, to file less information with the SEC than issuers that are not foreign private issuers;

•

the possibility that holders of UBS Group AG Shares in the U.S. may not be able to enforce civil liabilities against UBS Group AG, UBS Group AG officers and members of the UBS Group AG board of directors;

•	the risks and uncertainties discussed in the “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” sections in UBS Group AG’s reports filed with the SEC; and

•	the risks and uncertainties discussed in the “Risk Factors” and “Cautionary Statement Regarding Forward Looking Information” sections in Credit Suisse’s reports filed with the SEC.

These risks, as well as other risks associated with the transaction, are more fully discussed in this prospectus. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. UBS Group AG cautions you not to place undue reliance on any forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, UBS Group AG’s or Credit Suisse’s actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which UBS Group AG and Credit Suisse operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. Except as required by law, UBS Group AG assumes no obligation to update or revise the information contained herein, which speaks only as of the date hereof.

For additional information about factors that could cause UBS Group AG’s and Credit Suisse’s results to differ materially from those described in the forward-looking statements, please see the section of this prospectus entitled “Risk Factors” beginning on page 18 as well as in the reports that UBS Group AG and Credit Suisse have filed with the SEC described in the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

References to UBS Group AG in this section mean (i) before completion, the UBS Group and (ii) following completion, the Combined Group.

All written or oral forward-looking statements concerning the transaction or other matters addressed in this prospectus and attributable to UBS Group AG or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

COMPARATIVE PER SHARE MARKET PRICE

UBS Group AG Shares are traded on the NYSE under the ticker symbol “UBS” and on the SIX under the ticker symbol “UBSG”. Credit Suisse ADSs are traded on the NYSE under the ticker symbol “CS” and Credit Suisse Ordinary Shares are traded on the SIX under the ticker symbol “CSGN”.

The following table sets forth the closing prices for UBS Group AG Shares on the NYSE and the SIX, the closing price for Credit Suisse ADSs on the NYSE and the closing price for Credit Suisse Ordinary Shares on the SIX, in each case, as of March 17, 2023, the last trading day of UBS Group AG Shares, Credit Suisse ADSs and Credit Suisse Ordinary Shares prior to UBS Group AG’s and Credit Suisse’s announcement of their entry into the merger agreement. The table also shows the implied value of the merger consideration for each Credit Suisse Share as of the same date, calculated by multiplying the closing price of UBS Group AG Shares on March 17, 2023 and the exchange ratio.

	UBS Group AG Shares listed on the NYSE	UBS Group AG Shares listed on the SIX	Credit Suisse ADSs listed on the NYSE	Credit Suisse Ordinary Shares listed on the SIX	Implied Per Share Value of Merger Consideration (USD)	Implied Per Share Value of Merger Consideration (CHF)
March 17, 2023	$ 18.20	CHF 17.11	$ 2.01	CHF 1.86	$ 0.81	CHF 0.76

The market prices of UBS Group AG Shares, Credit Suisse ADSs and Credit Suisse Ordinary Shares have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this prospectus to completion, and the market price of UBS Group AG Shares will continue to fluctuate after completion. No assurance can be given concerning the market prices of UBS Group AG Shares, Credit Suisse ADSs and Credit Suisse Ordinary Shares before completion or UBS Group AG Shares after completion. The exchange ratio is fixed in the merger agreement, but the market price of the UBS Group AG Shares (and therefore the value of the merger consideration) upon completion could be greater than, less than or the same as shown in the table above.

THE MERGER

This section of the prospectus describes the various aspects of the transaction and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, including the full text of the merger agreement, which is incorporated by reference into this prospectus, for a more complete understanding of the transaction. In addition, important business and financial information about each of UBS Group AG and Credit Suisse is included in or incorporated by reference into this prospectus. For a listing of the documents incorporated by reference into this prospectus, see the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

This prospectus is being furnished to you as a Credit Suisse shareholder in connection with the acquisition of Credit Suisse by UBS Group AG pursuant to a merger by absorption of Credit Suisse into UBS Group AG and the delivery of UBS Group AG Shares to Credit Suisse shareholders in accordance with terms and conditions set forth in the merger agreement. According to the Special Ordinance, the transaction will be implemented without the need for approval of the shareholders of UBS Group AG or Credit Suisse. Therefore, no shareholder action is required to effect the transaction.

Transaction Structure

The merger agreement provides that, subject to the terms and conditions of the merger agreement, upon completion, Credit Suisse will merge with and into UBS Group AG with UBS Group AG being the absorbing company which will continue to operate following completion and Credit Suisse being the absorbed company which will cease to exist upon completion. By operation of law, Credit Suisse’s assets, liabilities and contracts, as well as all rights and obligations under such contracts, will be transferred to UBS Group AG in their entirety. The terms and conditions of the transaction are contained in the merger agreement, which is described in this prospectus and is incorporated by reference into this prospectus. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction. All descriptions in this prospectus of the terms and conditions of the transaction are qualified by reference to the merger agreement.

Merger Consideration

Upon completion, holders of Credit Suisse Shares issued and outstanding immediately prior to completion will receive, for each Credit Suisse Share, and, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, the merger consideration consisting of 1/22.48 UBS Group AG Shares.

Each Credit Suisse shareholder will receive cash in lieu of any fractional UBS Group AG Shares that such stockholder would otherwise receive in the transaction. For details, please see the section in this prospectus entitled “The Merger Agreement — No Fractional UBS Group AG Shares” beginning on page 45.

Note that if you hold Credit Suisse ADSs, the Credit Suisse Depositary may charge you certain fees in connection with the transaction. Specifically, there is a fee of $[    ] per Credit Suisse ADS (or portion thereof) in connection with the cancellation of the Credit Suisse ADSs and the replacement of such Credit Suisse ADSs with UBS Group AG Shares. Please refer to the Credit Suisse Depositary Agreement for additional information.

The UBS Group AG Shares that Credit Suisse shareholders will receive in connection with the transaction are treasury shares and are already approved for listing on the NYSE and the SIX. Based on the number of UBS Group AG Shares and Credit Suisse Shares outstanding on April 19, 2023, upon completion, we expect that former holders of Credit Suisse Shares would own approximately 5.1% of the outstanding UBS Group AG Shares and persons who were holders of UBS Group AG Shares immediately prior to completion would own approximately 94.9% of the outstanding UBS Group AG Shares.

Because the exchange ratio is fixed, the market value of the merger consideration to Credit Suisse shareholders will fluctuate with the market price of the UBS Group AG Shares. Based on the closing price of UBS Group AG Shares of $18.20 on the NYSE on March 17, 2023, the last full trading day before the public announcement of the merger agreement, the implied value of the merger consideration to Credit Suisse shareholders was approximately $0.81 per Credit Suisse Share. On April 25, 2023, the latest practicable trading day before the date of this prospectus, the closing price of UBS Group AG Shares on the NYSE was $19.60 per share and, accordingly, the implied value of the merger consideration to Credit Suisse shareholders was approximately $0.87 per Credit Suisse Share. The merger consideration will not be adjusted to reflect changes in the price of UBS Group AG Shares or Credit Suisse Shares prior to completion. Therefore, the aggregate market value of the merger consideration that a Credit Suisse shareholder is entitled to receive at the time that the transaction is completed could vary significantly from the value of the merger consideration on the date that the merger agreement was executed or the date of this prospectus or the date on which a Credit Suisse shareholder actually receives the merger consideration.

Background and Reasons for the Transaction

Between October 2022 and February 2023, developments at Credit Suisse were reviewed by the ad hoc Strategy Committee of the UBS Group AG Board of Directors (the “Strategy Committee”). In early December 2022, at the direction of the Strategy Committee, management undertook a preliminary assessment of what consequences a transaction with Credit Suisse would have, should UBS Group AG be approached to take an active role in rescuing Credit Suisse. A preliminary assessment was presented to the Strategy Committee on December 19, 2022. Subsequently, in a meeting of February 20, 2023, the Strategy Committee, and in a meeting on February 22, 2023, the Board of Directors, each concluded that an acquisition of Credit Suisse was not desirable for UBS Group AG but that further analysis was necessary in order to prepare for a scenario where Credit Suisse was in serious financial difficulties. In reaching this view, the Strategy Committee and the Board of Directors considered the uncertainty of establishing a reliable valuation of Credit Suisse, recent business performance and risks of Credit Suisse, further potential liabilities and transaction uncertainty. The Board of Directors requested management to monitor ongoing developments at Credit Suisse and to assess measures through which UBS Group AG ‘s concerns could be addressed in the event that UBS Group AG would be required to consider acquiring Credit Suisse.

From January to mid-March 2023, teams including UBS Group AG personnel, external legal advisers and Morgan Stanley (who were asked to assist with this theoretical analysis), carried out financial analysis and assessed potential legal structures and the possible measures to address UBS Group AG ‘s concerns in a scenario where the Swiss Government would actively support the acquisition of Credit Suisse by UBS Group AG. UBS Group AG also assessed the potential negative impact on UBS Group AG, should Credit Suisse go into resolution.

On March 15, 2023, Credit Suisse experienced a major drop in its share price and a substantial wave of deposit and net asset outflows. After market close on that day, FINMA and the Swiss National Bank (“SNB”) publicly announced that the SNB would provide liquidity assistance to Credit Suisse if necessary.

On the afternoon of March 15, 2023, representatives of the Swiss Government, SNB and FINMA (“Government Representatives”) met with the Chairman of the Board of Directors and other representatives of UBS Group AG. The Government Representatives outlined the heightened fragility of the financial system following the failure of Silicon Valley Bank in the United States and the need to avoid contagion by taking decisive action with respect to Credit Suisse in order to safeguard the domestic and international financial stability, by the end of the weekend. Government Representatives indicated that of all possible options available to give the market necessary reassurance, the one deemed by Government Representatives to be most successful in reassuring markets and minimizing negative fallout was an orderly takeover of Credit Suisse by UBS Group AG on a going concern basis. UBS Group AG was therefore asked whether it was willing to consider merging with Credit Suisse in principle. The Government Representatives indicated that without such a rescue it was to be expected that Credit Suisse (a Global Systemically Important Bank) would need to be placed into resolution or into bankruptcy. The Government Representatives made clear that a resolution or bankruptcy of Credit Suisse would have a very severe impact on the financial markets and the banking system in Switzerland and around the world. To avoid this, it would be necessary to agree and announce an alternative transaction by the end of Sunday, March 19, 2023.

While Credit Suisse obtained liquidity by borrowing against collateral from the SNB under its emergency liquidity assistance facility on March 16, 2023, outflows continued and created a downward cycle of a rapidly worsening operating environment, significantly deteriorating the overall liquidity and cash position of Credit Suisse and seriously jeopardizing its financial stability and ultimately exposing it to the imminent risk of being placed into resolution. In view of this, the Swiss Federal Council enacted an emergency ordinance on March 16, 2023, which defined the conditions for additional extraordinary liquidity support by the SNB guaranteed by the Swiss Confederation. On March 17, 2023, Credit Suisse obtained further liquidity from the SNB under its new emergency liquidity assistance “plus” facility.

On March 16, 2023, the Government Representatives confirmed to UBS Group AG their preference for UBS Group AG to proceed with the merger with Credit Suisse and that they continued to consider this to be the preferred solution among the options available. UBS Group AG indicated to the Government Representatives that it was willing to consider this option in order to give clarity and stability to the market but only on the basis of a better understanding of Credit Suisse and the risks inherent in such a transaction and with necessary governmental engagement and support in Switzerland and other key jurisdictions. On March 16, 2023, Credit Suisse and UBS Group AG signed a confidentiality agreement and UBS Group AG and its advisors started to conduct limited but intensive, targeted due diligence to review inherent risks and implications for UBS Group AG of a merger with Credit Suisse.

During March 18, 2023 and March 19, 2023, UBS Group AG and Credit Suisse exchanged merger agreement drafts and, as a result of negotiations with Credit Suisse, UBS Group AG increased the offered merger consideration payable to Credit Suisse shareholders from approx. CHF 1 billion to approx. CHF 3 billion. In parallel, each of UBS Group AG and Credit Suisse had separate discussions with the Government Representatives to ensure that a merger would be feasible from the perspective of meeting the concerns of each of UBS Group AG and Credit Suisse, as well as enabling Credit Suisse to remain a viable going concern from that weekend until the consummation of the merger. In this context, the Government Representatives determined what action they considered appropriate to sufficiently stabilize Credit Suisse both in terms of liquidity and capital.

These actions were taken into consideration by UBS Group AG and Credit Suisse in their respective overall assessment of a possible transaction. Additionally, in order to ensure the viability of a possible transaction, UBS Group AG and the Government Representatives further entered into negotiations about a potential guarantee by the Swiss Confederation in favor of UBS Group AG for losses on certain non-core assets. UBS Group AG, Credit Suisse and the Government Representatives also concluded that a transaction in a going concern, supported by stabilization measures, was preferable to a resolution proceeding given the unpredictable impact of a resolution of Credit Suisse on the financial markets and systemic stability, including in Switzerland, and the potential destruction of value for all stakeholders involved.

On March 19, 2023, the Swiss government adopted additional emergency measures, including Swiss Federal Council’s revision of the emergency ordinance of March 16, 2023, and implemented steps to stabilize Credit Suisse in terms of liquidity and capital to support a transaction with UBS Group AG. These measures included: making available additional liquidity facilities from the SNB to Credit Suisse and UBS Group AG and guaranteed by the Swiss Confederation; issuing a guarantee by the Swiss Confederation in favor of UBS Group AG for CHF 9 billion if losses incurred by UBS Group AG on certain non-core assets held by Credit Suisse entities exceeded CHF 5 billion; an agreement that, in the event such losses exceeded CHF 14 billion, UBS

Group AG and the Swiss government would discuss entering into a profit-loss sharing agreement; and making inapplicable the requirement for UBS Group AG and Credit Suisse shareholder approvals in respect of the merger. In addition, the Emergency Ordinance states that FINMA may order

Credit Suisse to write down additional core capital if the guarantee by the Swiss confederation for the additional liquidity facilities from the SNB is made available. Accordingly, and in consideration of the applicable contractual terms of Credit Suisse’s AT1 Securities, FINMA issued a decree ordering Credit Suisse to write-down the principal and interest of all Credit Suisse’s AT1 securities (i.e. to zero and to notify the holders of the affected securities).

On the afternoon of March 19, 2023, after having considered the circumstances described above and having determined that the merger was in the best interests of their shareholders and other stakeholders as compared to other available alternatives, the Boards of Directors of UBS Group AG and Credit Suisse each approved the merger and, after receiving confirmation from the Government Representatives that appropriate stabilization measures would be taken to enable Credit Suisse remain a viable going concern, the merger agreement was executed.

Listing of UBS Group AG Shares

The UBS Group AG Shares that Credit Suisse shareholders will receive in connection with the transaction are treasury shares and are already approved for listing on the NYSE and on the SIX.

Delisting and Deregistration of Credit Suisse ADSs and Credit Suisse Ordinary Shares

Unless otherwise mandated by the NYSE or the SIX, respectively, at the opening of the first trading day following the entry of the transaction in the Swiss Federal Commercial Registry Office, the Credit Suisse ADSs currently listed on the NYSE will cease to be listed on the NYSE and will thereafter be deregistered under the U.S. Exchange Act, and the Credit Suisse Ordinary Shares currently listed on the SIX will cease to be listed on the SIX.

Accounting Treatment of the Transaction

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3, Business Combinations, which requires that one of the two companies in the transaction be designated as the acquirer for accounting purposes based on the evidence available. UBS Group AG will be treated as the accounting acquirer, and accordingly, will record assets acquired, including identifiable intangible assets, and liabilities assumed from Credit Suisse at their respective fair values (except for limited exceptions where IFRS 3 requires a different measurement basis) at the completion date. Due to the circumstances of the transaction, the purchase price will be lower than the net assets recognized, resulting in negative goodwill that is recorded in the income statement at the completion date.

Approvals Required for the Transaction

To complete the transaction, UBS Group AG and Credit Suisse need to obtain approvals or consents from, or make filings with, a number of regulatory and governmental authorities. Subject to the terms of the merger agreement, UBS Group AG and Credit Suisse have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on their part under the merger agreement and applicable laws to cause completion to occur as soon as practicable.

Pursuant to the merger agreement, completion is conditioned upon, among other things, the following (subject to waiver by UBS Group AG):

•

the approval of the transaction by FINMA and granting by FINMA of separate arrangements and these decisions and arrangements remaining in full force and effect and not having been amended, conditioned or revoked before completion;

•	the receipt of all Regulatory Approvals and all such Regulatory Approvals being in full force and effect and not having been amended or revoked until completion;

•

no Regulatory Approval being subject to a Regulatory Approval Adverse Condition (as defined in the merger agreement and described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion”);

•

insofar as the transaction requires Governmental Approvals, any relevant waiting periods under the applicable rules will have expired, been waived or terminated, or all competent merger control, foreign direct investment and other authorities and, if applicable, courts will have adopted a decision allowing closing of the transaction; and

•

no Governmental Approval being subject to a Governmental Approval Adverse Condition (as defined in the merger agreement and described in the section of this prospectus entitled “The Merger Agreement — Conditions to Completion”).

The Regulatory Approvals (granted or yet to be obtained) include (i) approval of the Board of Governors of the Federal Reserve System (which occurred on April 14, 2023), (ii) filing with the Financial Industry Regulatory Authority (“FINRA”) of an application seeking approval of a change of control pursuant to FINRA Rule 1017 (for which an application was filed on April 3, 2023), (iii) approvals from certain U.S. state securities agencies that may be required pursuant to the relevant state securities laws and (iv) approvals of (w) FINMA (which in principal occurred on March 19, 2023), (x) the UK Prudential Regulation Authority (which occurred on March 22, 2023), (y) the UK Financial Conduct Authority (which occurred on March 22, 2023) and (z) the European Central Bank.

The Governmental Approvals (granted or yet to be obtained) include the expiration or early termination of the waiting period relating to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which expired on April 24, 2023) and approvals or waivers under antitrust or competition laws from competent authorities in other jurisdictions in which UBS Group AG and Credit Suisse have operations, including Canada (where the transaction received merger control clearance on April 25, 2023), Brazil (where the transaction received merger control approval from the Conselho Administrativo de Defesa Econômica on April 25, 2023 and a separate, required merger control approval is currently being sought from the Brazilian central bank) and Switzerland (where the suspension requirement has been waived) as well as the European Union, India, Japan, Mexico and South Korea (which are all underway).

UBS Group AG and Credit Suisse are working to obtain all Regulatory Approvals and Governmental Approvals not yet granted expeditiously. There can be no assurance that the Regulatory Approvals and Governmental Approvals not yet granted will be obtained. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to be relevant with respect to the closing of the transaction or to have an adverse effect on the financial condition, results of operations, assets or business of UBS Group AG following completion.

Dissenters’ Rights

No traditional dissenters’ rights exist under Swiss law. For business combinations effected in the form of a statutory merger and subject to Swiss law, such as the transaction, the Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request the competent court to determine a reasonable amount of compensation payable to all shareholders. Any such determination will not impact the implementation of the merger or the receipt of the UBS Group AG Shares as merger consideration.

Restrictions on Resales of UBS Group AG Shares Received in the Transaction

The UBS Group AG Shares received by Credit Suisse shareholders in the transaction will be registered under the U.S. Securities Act and will be freely transferable under the U.S. Securities Act, except for UBS Group AG Shares received by any shareholder who may be deemed to be an “affiliate” of UBS Group AG for purposes of Rule 144 under the U.S. Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with UBS Group AG and may include the executive officers, directors and significant shareholders of UBS Group AG. This prospectus does not cover resale of UBS Group AG Shares received by any person upon completion, and no person is authorized to make use of this prospectus in connection with any such resale.

Material Swiss Tax Consequences

The following summary sets forth the material Swiss tax consequences of receiving, owning and disposing of UBS Group AG Shares.

This summary is based upon Swiss tax laws and the practices of the Swiss tax authorities in effect on the date of this prospectus. Such laws and administrative practice are subject to change at any time, possibly with retroactive effect. The summary does not constitute tax advice and is intended only as a general guide. It is not exhaustive and shareholders should consult their own tax advisors about the Swiss tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of UBS Group AG Shares. This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences for shareholders subject to special treatment under Swiss tax laws, including but not limited to tax-exempt entities; banks, financial institutions or insurance companies; persons who acquired Credit Suisse Shares pursuant to an employment share plan or otherwise as compensation; or persons who own Credit Suisse Shares through partnerships or other pass-through entities.

Tax Considerations Linked to the Transaction

Swiss Withholding Tax

The exchange of Credit Suisse Shares for UBS Group AG Shares, as well as the receipt of consideration for Fractional Shares, will not be subject to Swiss Withholding Tax (as defined below in “Holding UBS Group AG Shares — Swiss Withholding Tax”).

Swiss Income Taxes

Non-Resident Shareholders

A holder of Credit Suisse Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income tax as a result of the transaction.

Resident Private Shareholders

For a holder who is an individual resident in Switzerland for tax purposes and who holds Credit Suisse Ordinary Shares as a private investment, the exchange of Credit Suisse Ordinary Shares for UBS Group AG Shares should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax, since the sum of the UBS Group AG share capital and capital contribution reserves after the transaction does not exceed the sum of the share capital and capital contribution reserves of Credit Suisse and UBS Group AG prior to the transaction on a cumulative basis. The consideration for Fractional Shares should constitute a tax-free capital gain (or non tax-deductible loss) for Swiss resident individual shareholders holding Credit Suisse Ordinary Shares as private investments (please refer to Section “Merger Agreement — No Fractional UBS Group AG Shares” for more information).

Domestic Commercial Shareholders

For a holder who holds Credit Suisse Ordinary Shares as part of a trade or business carried on in Switzerland, the exchange of Credit Suisse Ordinary Shares for UBS Group AG Shares is tax neutral for the purposes of Swiss federal, cantonal and communal income tax, provided that the relevant book value (and thus, tax book value) of the shares is maintained. Otherwise, a taxable gain or tax deductible loss for the purposes of Swiss federal, cantonal and communal income tax may arise.

Cash payments for Fractional Shares in excess of the relevant tax book value of such Fractional Shares are included as taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. Cash payments for Fractional Shares below the relevant tax book value of such Fractional Shares result in a tax deductible loss in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax (please refer to Section “Merger Agreement — No Fractional UBS Group AG Shares” for more information). This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities.

Corporate taxpayers may benefit from taxation relief on capital gains realized upon the disposal of Credit Suisse Ordinary Shares (Beteiligungsabzug), provided such Credit Suisse Ordinary Shares were held for at least one year and the shareholder disposes of at least 10% of the share capital or 10% of the profit and reserves, respectively. Subsequent sales can be less than 10% of the nominal share capital in order to qualify for the participation relief, provided the fair market value of the Credit Suisse Ordinary Shares held as of the previous financial year end prior to this sale amounts to at least 1 million Swiss francs.

Swiss Securities Tax

The exchange of Credit Suisse Shares for UBS Group AG Shares should not be subject to issuance stamp duty and securities transfer tax. The sale of UBS Group AG Shares on behalf of the holders of the Share Fraction Rights, and specifically with respect to the delivery of 1 UBS Group AG Share against additional cash consideration to Credit Suisse Shareholders who hold less than 22.48 Credit Suisse Shares, respectively, may be subject to securities transfer tax at a current rate of up to 0.15% if a bank or other securities dealer in Switzerland or Liechtenstein, as defined in the Swiss Federal Stamp Tax Act, is a party or an intermediary to the transaction and no exemption applies (please refer to Section “Merger Agreement — No Fractional UBS Group AG Shares” for more information).

Holding UBS Group AG Shares

Swiss Withholding Tax

Non-taxable and Taxable Distributions

Under present Swiss tax law, dividends and similar cash or in-kind distributions made by UBS Group AG to a holder of UBS Group AG Shares (including liquidation proceeds and bonus shares) are subject to Swiss federal withholding tax (the “Withholding Tax”), currently at a rate of 35% (applicable to the gross amount of taxable distribution). UBS Group AG is obliged to deduct the Withholding Tax from the gross amount of any taxable distribution and to pay the tax to the Swiss Federal Tax Administration within 30 days of the due date of such distribution, unless a notification procedure applies (notification procedure does not apply to portfolio holdings). The repayment of the par value of the UBS Group AG Shares and any repayment of qualifying additional paid-in capital (capital contribution reserves, Reserven aus Kapitaleinlagen), within the limitations accepted by the legislation in force when such dividend becomes due and the respective administrative practice, are not subject to Withholding Tax.

In that respect it should, however, be noted that Swiss listed companies such as UBS Group AG are required to fund dividends out of taxable reserves in an amount at least equivalent to capital contribution reserves to the extent such taxable reserves are available for a distribution, meaning that dividends distributed will be subject to Withholding Tax on at least half of their total amount (to the extent UBS Group AG disposes of taxable reserves in such amount).

Capital gains realized on the sale of UBS Group AG Shares are not subject to Withholding Tax (other than in case of a sale to (i) for cancellation, (ii) if the total of repurchased shares exceeds 10% of UBS Group AG share capital or (iii) if the repurchased UBS Group AG Shares are not resold within the applicable time period after the repurchase, if and to the extent the redemption price less the nominal value of the redeemed UBS Group AG Shares is not booked against confirmed capital contribution reserves (“Taxable Repurchase”)).

Refund of Withholding Tax on Taxable Distributions

Swiss Resident Recipients: Swiss resident individuals who hold their UBS Group AG Shares as private assets (“Resident Private Shareholders”) and who, among other things, are also the beneficial owners of the UBS Group AG Shares and the dividends or the other distributions made or paid by UBS Group AG on the UBS Group AG Shares are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they duly report the underlying income in their income tax return. In addition, (i) corporate and individual shareholders who are resident in Switzerland for tax purposes who hold their UBS Group AG Shares as business assets, (ii) corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their UBS Group AG Shares as part of a trade or business carried on in Switzerland through a permanent establishment with fixed place of business situated in Switzerland for tax purposes and (iii) Swiss resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities (collectively, “Domestic Commercial Shareholders”) and who, among other things, are also the beneficial owners of the UBS Group AG Shares and the dividends or the other distributions made or paid by UBS Group AG on the UBS Group AG Shares are in principle eligible for a full refund or credit against income tax of the Withholding Tax if they, inter alia, duly report the underlying income in their income statements or income tax return, as the case may be.

Non-Resident Shareholders: Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment with fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (collectively, “Non-Resident Shareholders”) may be entitled to a total or partial refund of the Withholding Tax if the country in which such recipient resides for tax purposes maintains a bilateral treaty for the avoidance of double taxation with Switzerland and further conditions of such treaty are met. Non-Resident Shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) may differ from country to country. Non-Resident Shareholders should consult their own legal, financial or tax advisors regarding receipt, ownership, purchases, sale or other dispositions of UBS Group AG Shares and the procedures for claiming a refund of the Withholding Tax.

Residents of the United States: A holder of UBS Group AG Shares who is a resident of the United States for purposes of the U.S.-Swiss Double Taxation Treaty without a trade or business carried on through a permanent establishment in Switzerland to whom the shares are attributable and who, in each case, is also the beneficial owner of the shares and the dividend or other distribution and who meets the conditions of the U.S.-Swiss Double Taxation Treaty, may, (i) if the holder is a qualified U.S. pension fund, apply for a full refund of the Withholding Tax, (ii) if the holder is a corporation owning at least 10% of UBS Group AG voting rights, apply for a refund of the Withholding Tax withheld in excess of the 5% reduced treaty rate, and (iii) in all other cases, apply for a refund of the Withholding Tax withheld in excess of the 15% treaty rate. The claim for a refund must be filed on Swiss Tax Form 82 (82C for corporations, 82I for individuals, 82E for other entities and 82R for regulated investment companies), which forms, together with the form providing instructions, may be obtained from the Swiss embassy or any Swiss consulate general in the U.S., the Swiss Federal Tax Administration at the address below or may be downloaded from the Swiss Federal Tax Administration’s website. Four copies of the form must be duly completed and then signed before a notary public of the U.S. and three of them must then be sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH-3003 Bern, Switzerland. The form must be accompanied by suitable evidence demonstrating the deduction of the Swiss withholding tax, such as certificates of deduction, bank vouchers or credit slips. The form must be filed no later than December 31 of the third year following the calendar year in which the dividend subject to the withholding tax became payable.

Swiss Income Tax

Non-Resident Shareholders

A holder of UBS Group AG Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, is not subject to any Swiss federal, cantonal or communal income tax as a result of the receipt of dividends or other distributions on UBS Group AG Shares or in respect of any capital gains realized on the sale of UBS Group AG Shares. Refer to “— Swiss Withholding Tax” above for a summary of the Withholding Tax treatment of dividends and other distributions and capital gains on UBS Group AG Shares. Refer to “— International automatic exchange of information in tax matters” and “— Swiss facilitation of the implementation of the U.S. Foreign Account Tax Compliance Act” below for a summary on the exchange of information in respect of holding UBS Group AG Shares in an account or deposit with a financial institution or paying agent in Switzerland.

Resident Private Shareholders

Resident Private Shareholders who receive dividends and similar distributions (including stock dividends and liquidation proceeds in excess of nominal share capital and capital contribution reserves, as well as Taxable Repurchases) from UBS Group AG must include these distributions in his or her personal tax return and will be subject to federal, cantonal and communal income tax on any net taxable income for the relevant tax period. However, dividends and similar distributions out of capital contribution reserves and repayments of the nominal share capital will not be subject to federal, cantonal and communal income tax. A capital gain or loss realized by Resident Private Shareholders (except in respect of Taxable Repurchases which qualify as dividend for tax purposes) is classified as a tax-exempt private capital gain and a capital loss as a non-tax deductible private capital loss for purposes of Swiss federal, cantonal and communal income tax.

See “— Domestic Commercial Shareholders” below for a summary of the taxation treatment of Swiss resident individuals who, for income tax purposes, qualify as “professional securities dealers.”

Domestic Commercial Shareholders

Domestic Commercial Shareholders who receive dividends and similar cash or in-kind distributions (including liquidation proceeds as well as bonus shares) are required to recognize such payments in their income statements for the relevant tax period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including dividends) for such period. Domestic Commercial Shareholders who are corporate taxpayers may qualify for participation relief on dividend distributions (Beteiligungsabzug), provided such UBS Group AG Shares represent at the time of the distribution at least 10% of the share capital or 10% of the profit and reserves, respectively, or a fair market value of at least 1 million Swiss francs. For cantonal and communal income tax purposes, the regulations on participation relief are broadly similar, depending on the canton of residency.

Domestic Commercial Shareholders are required to recognize a gain or loss realized upon the disposal of UBS Group AG Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the sale or other disposition of UBS Group AG Shares) for such taxation period. Domestic Commercial Shareholders who are corporate taxpayers may benefit from taxation relief on capital gains realized upon the disposal of UBS Group AG Shares (Beteiligungsabzug), provided such UBS Group AG Shares were held for at least one year and the shareholder disposes of at least 10% of the share capital or 10% of the profit and reserves, respectively. Subsequent sales can be less than 10% of the nominal share capital in order to qualify for the participation relief, provided the fair market value of the UBS Group AG Shares held as of the previous financial year end prior to this sale amounts to at least 1 million Swiss francs. For cantonal and communal income tax purposes, the regulations on participation relief are broadly similar, depending on the canton of residency.

Swiss Securities Tax

The sale of UBS Group AG Shares and the subsequent transfer of any UBS Group AG Shares may be subject to Swiss securities transfer tax (Umsatzabgabe) at a current rate of up to 0.15% if a bank or other securities dealer in Switzerland or Liechtenstein, as defined in the Swiss Federal Stamp Tax Act (Stempelabgabengesetz), is a party or an intermediary to the transaction and no exemption applies.

Swiss Wealth Tax and Capital Tax

Non-Resident Shareholders

Non-Resident Shareholders are not subject to any cantonal and communal wealth or annual capital tax because of the mere holding of the UBS Group AG Shares.

Resident Private Shareholders

Resident Private Shareholders are required to report the market value of their UBS Group AG Shares at the end of each tax period as part of their private wealth and which is subject to cantonal and communal wealth tax.

Domestic Commercial Shareholders

Domestic Commercial Shareholders are required to report their UBS Group AG Shares as part of their business wealth or taxable capital, as defined, and which is subject to cantonal and communal wealth or annual capital tax.

International Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Swiss Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have been, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of specialty (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Based on such multilateral and bilateral agreements and the implementing laws of Switzerland, Switzerland collects and has collected data in respect of financial assets, which may include UBS Group AG Shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU member state or in a treaty state since 2017, and has exchanged such data since 2018. Switzerland has signed and is expected to sign AEOI agreements with other countries. A list of such agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance.

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the United States to facilitate the implementation of FATCA. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the United States and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between Switzerland and the United States entered into force, allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on nonconsenting nonparticipating financial institutions.

Material U.S. Federal Income Tax Consequences

This section describes the material U.S. federal income tax consequences to U.S. Holders of exchanging their Credit Suisse Shares for UBS Group AG Shares in the transaction. The following discussion is based upon the Code, the Treasury Regulations and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.

The following discussion applies only to U.S. Holders who hold Credit Suisse Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. Holders in light of their particular circumstances and does not apply to U.S. Holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold Credit Suisse Shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired their Credit Suisse Shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who actually or constructively own 5% or more of the Credit Suisse Shares or, following the transaction, 5% or more of the UBS Group AG Shares).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Credit Suisse Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Credit Suisse Shares, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the transaction to their specific circumstances.

Determining the actual tax consequences of the transaction to you may be complex and will depend on your specific situation and on factors that are not within the control of UBS Group AG or Credit Suisse. You should consult your own tax advisors as to the specific tax consequences of the transaction in your particular circumstances, including the applicability and effect of any state, local, non-U.S. and other tax laws and of changes, if any, in those laws.

The U.S. federal income tax consequences of the transaction to U.S. Holders will depend in part on whether Credit Suisse or UBS Group AG is or has been classified as a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”). Except as discussed below under “ — Passive Foreign Investment Company Considerations,” this discussion assumes that neither Credit Suisse nor UBS Group AG is or has been classified as a PFIC for U.S. federal income tax purposes.

In addition, the U.S. federal income tax consequences of the transaction to U.S. Holders will depend on whether the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”). To qualify as a Reorganization, the transaction must satisfy certain requirements, some of which are based on factual determinations and actions or events after the transaction, including events that are not within the control of UBS Group AG or Credit Suisse. Due to significant factual uncertainties, no representation is made as to the U.S. federal income tax treatment of the transaction. Completion of the transaction is not conditioned on the transaction qualifying as a Reorganization or on the receipt of an opinion of counsel to that effect, and neither UBS Group AG nor Credit Suisse has sought or received an opinion of counsel on the qualification of the transaction as a Reorganization. In addition, UBS Group AG and Credit Suisse have not sought and will not seek any ruling from the IRS regarding any matters relating to the transaction, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position that the transaction does not qualify as a Reorganization.

Tax Consequences if the Transaction Qualifies as a Reorganization

If the transaction qualifies as a Reorganization, a U.S. Holder generally will not recognize gain or loss on the receipt of UBS Group AG Shares in exchange for Credit Suisse Shares, except with respect to any cash received in lieu of a fractional UBS Group AG Share (as discussed below). The aggregate tax basis in the UBS Group AG Shares that a U.S. Holder receives in the transaction (including any fractional shares deemed received as described below) will equal the U.S. Holder’s aggregate adjusted tax basis in the Credit Suisse Shares surrendered in the transaction. A U.S. Holder’s holding period for the UBS Group AG Shares received in the transaction (including any fractional share deemed received as described below) will include the U.S. Holder’s holding period of the Credit Suisse Shares surrendered in the transaction. If a U.S. Holder acquired different blocks of Credit Suisse Shares at different times or at different prices, the UBS Group AG Shares received will be allocated pro rata to each block of Credit Suisse Shares, and the tax basis and holding period of each block of UBS Group AG Shares received will be determined on a block-for-block basis depending on the tax basis and holding period of the block of Credit Suisse Shares exchanged for such block of UBS Group AG Shares. A U.S. Holder may be required to report certain information to the IRS on the U.S. Holder’s U.S. federal income tax return for the tax year in which the transaction occurs and to maintain certain records related to the transaction.

If a U.S. Holder holds 5% or more by vote or by value (within the meaning of Treasury Regulations Section 1.367(a)-3(b)(1)(i)) of the UBS Group AG Shares immediately following the transaction, depending on events after the transaction, it is possible that U.S. federal income tax consequences differing from, and materially less favorable than, the consequences discussed in the previous paragraph may apply even if the transaction qualifies as a Reorganization, unless the U.S. Holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c) and certain other conditions are met. Such a U.S. Holder should consult its own tax advisors regarding relevant tax consequences and reporting requirements.

Treatment of Fractional Shares

If a U.S. Holder receives cash in lieu of a fractional UBS Group AG Share, the U.S. Holder will be treated as having received such fractional UBS Group AG Share pursuant to the transaction and then as having sold such fractional UBS Group AG Share for cash. As a result, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to the fractional UBS Group AG Share as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the completion date, the U.S. Holder’s holding period for such fractional UBS Group AG Share (including the holding period of Credit Suisse Shares exchanged therefor) exceeds one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Transaction is a Taxable Transaction

If the transaction does not qualify as a Reorganization, the exchange of Credit Suisse Shares for UBS Group AG Shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of Credit Suisse Shares for UBS Group AG Shares in an amount equal to the difference, if any, between (i) the sum of the fair market value of the UBS Group AG Shares received in the exchange on the date of the exchange and the amount of cash received in lieu of a fractional UBS Group AG Share and (ii) the U.S. Holder’s adjusted tax basis in the Credit Suisse Shares surrendered in the exchange. If a U.S. Holder acquired different blocks of Credit Suisse Shares at different times or at different prices, gain or loss will be determined separately for each such block. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the completion date, the U.S. Holder’s holding period for its Credit Suisse Shares exceeds one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Receipt of Foreign Currency

If a U.S. Holder receives cash in lieu of a fractional UBS Group AG Share and the payment is made in Swiss francs, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the exchange. On the settlement date, the U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of the exchange and the settlement date. However, if the Credit Suisse Shares are traded on an established securities market and are exchanged by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date, and no exchange gain or loss will be recognized at that time. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Swiss francs received that are converted into U.S. dollars on a date subsequent to receipt.

Passive Foreign Investment Company Considerations

The U.S. federal income tax consequences of the transaction to U.S. Holders will depend in part on whether Credit Suisse or UBS Group AG is or has been classified as a PFIC.

In general, a non-U.S. corporation will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held the non-U.S. corporation’s shares, either (i) at least 75% of the gross income of the non-U.S. corporation for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of the non-U.S. corporation’s assets is attributable to assets that produce or are held for the production of passive income (including cash). For purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation will be treated as holding its proportionate share of the assets and receiving directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock.

If Credit Suisse were a PFIC during any taxable year in which a U.S. Holder holds or held Credit Suisse Shares, and if UBS Group AG were not a PFIC in the taxable year that includes the transaction, then the U.S. Holder may be required to recognize gain, if any, but not loss, on the exchange of Credit Suisse Shares for UBS Group AG Shares pursuant to the transaction, whether or not the transaction qualifies as a Reorganization. If gain were required to be recognized, then, in general, the amount of U.S. federal income tax on such gain would be increased by an interest charge to compensate for tax deferral, and the amount of income tax, before the imposition of the interest charge, would be calculated as if such gain were earned ratably over the period the U.S. Holder held its Credit Suisse Shares, and would be subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder, subject to certain exceptions. If, however, Credit Suisse were a PFIC during any taxable year in which a U.S. Holder holds or held Credit Suisse Shares, and UBS Group AG were a PFIC for its taxable year that includes the day following the consummation of the transaction, then the consequences described in this paragraph should not apply (except with respect to cash received in lieu of a fractional UBS Group AG Share).

Different rules generally would apply to any U.S. Holder that has made a “qualified electing fund” election or “mark-to-market” election, if available, with respect to its Credit Suisse Shares.

According to Credit Suisse’s Form 20-F for its 2022 taxable year, which was filed with the SEC on March 14, 2023, based on its audited consolidated financial statements, Credit Suisse believes that it was not treated as a PFIC for its 2021 or 2022 taxable years and, based on its audited consolidated financial statements and its current expectations regarding the value and nature of its assets and the sources and nature of its income, it does not anticipate becoming a PFIC for the 2023 taxable year. However, this conclusion is a factual determination made annually and thus may be subject to change. As a result, there can be no assurances that Credit Suisse has not been and will not be a PFIC for any taxable year, including the year in which the transaction occurs.

UBS Group AG believes that UBS Group AG Shares should not currently be treated as stock of a PFIC, and does not expect to become a PFIC in the foreseeable future. However, this conclusion is a factual determination made annually and thus may be subject to change.

U.S. Holders should consult their own tax advisors with respect to the respective statuses of Credit Suisse and UBS Group AG under the PFIC rules and the potential application of the PFIC rules to the exchange of Credit Suisse Shares for UBS Group AG Shares pursuant to the transaction in light of each such U.S. Holder’s particular situation.

Information Reporting and Backup Withholding

A non-corporate U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%) on cash received in lieu of a fractional UBS Group AG Share. A U.S. Holder generally will not be subject to backup withholding, however, if the U.S. Holder (1) furnishes a correct taxpayer identification number, certifies that the U.S. Holder is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or (2) provides proof that the U.S. Holder is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the U.S. Holder timely furnishes the required information to the IRS.

This discussion of the material U.S. federal income tax consequences of the transaction to U.S. Holders is not intended to be, and should not be construed as, tax advice. U.S. Holders should consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this prospectus is qualified in its entirety by reference to the merger agreement, which is incorporated by reference into this prospectus. This summary does not purport to be complete and may not provide all of the information about the merger agreement. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the transaction.

The merger agreement and the summary of its terms in this prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about UBS Group AG, Credit Suisse or any of their respective subsidiaries or affiliates. The covenants and agreements contained in the merger agreement are only for the purposes of the merger agreement and are qualified and subject to certain limitations and exceptions agreed to by UBS Group AG and Credit Suisse in connection with negotiating the terms of the merger agreement. Investors are not third-party beneficiaries under the merger agreement.

For the foregoing reasons, the covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of UBS Group AG, Credit Suisse or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this prospectus or incorporated by reference into this prospectus.

Structure of the Transaction

The merger agreement provides that, subject to the terms and conditions of the merger agreement, upon completion, pursuant to the Merger Act and in accordance with the Special Ordinance, Credit Suisse will merge with and into UBS Group AG with UBS Group AG being the absorbing company which will continue to operate following completion and Credit Suisse being the absorbed company which will cease to exist upon completion. By operation of law, Credit Suisse’s assets, liabilities and contracts, as well as all rights and obligations under such contracts, will be transferred to UBS Group AG in their entirety. Upon completion, UBS Group AG, as the surviving entity of the Merger, will retain its name and registered address, and the composition of the board of directors as well as the group executive management of UBS Group AG will remain unchanged.

Pursuant to the merger agreement, completion will occur on the date in which entries into the Commercial Register in respect to both UBS Group AG and Credit Suisse have been made, subject to the satisfaction (or waiver (to the extent waivable) by UBS Group AG) of the conditions to completion.

Merger Consideration

Upon completion, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, Credit Suisse shareholders will receive, for each Credit Suisse Share issued and outstanding immediately prior to completion, the merger consideration consisting of 1/22.48 UBS Group AG Shares, meaning that a Credit Suisse shareholder would receive 1 UBS Group AG Share for every 22.48 Credit Suisse Shares.

The merger consideration will be adjusted to reflect the economic effect of any share split, share combination, subdivision, reclassification, stock dividend, exchange of shares or other similar transactions involving UBS Group AG Shares or Credit Suisse Shares that (i) is approved after the date of the merger agreement but prior to completion and (ii) is entered into the commercial register, or has a record or effective date that occurs during such period. The UBS Group AG Shares delivered to Credit Suisse shareholders in the transaction will receive any future dividends paid by UBS Group AG on the same basis as the UBS Group AG Shares currently outstanding (other than with respect to dividends with an ex-dividend date that is prior to completion).

Share Register

UBS Group AG will register in its share register any holder of Credit Suisse Ordinary Shares subject to the UBS Group AoA (as defined below). Applications for registration of holders of Credit Suisse Ordinary Shares that are pending at completion will be treated in accordance with the UBS Group AoA.

Implementation of the Exchange

UBS Group AG will appoint an exchange agent, which may be a subsidiary of UBS Group AG (the “Exchange Agent”) to implement the exchange of Credit Suisse Ordinary Shares for the merger consideration. UBS Group AG will use reasonable best efforts to ensure that the merger consideration is credited to the Exchange Agent as promptly as practicable following the completion. Credit Suisse will provide to the Exchange Agent all information reasonably necessary for it to perform its function as specified in the merger agreement and as specified in any agreement with the Exchange Agent. With respect to the Credit Suisse ADSs, in accordance with the terms of the Credit Suisse Depositary Agreement, the Credit Suisse Depositary will provide the exchange services necessary to implement the exchange of Credit Suisse ADSs for UBS Group AG Shares.

No Fractional UBS Group AG Shares

Credit Suisse shareholders will not receive any fractional UBS Group AG Shares in the transaction. Each Credit Suisse shareholder who, based on its shareholding at completion and on the merger consideration, does not receive an integral number of UBS Group AG Shares will receive rights corresponding to the resulting fraction of 1/22.48 of a UBS Group AG Share or a multiple thereof (each a “Share Fraction Right”). The Exchange Agent and Credit Suisse Depositary, as applicable, will (i) sell all UBS Group AG Shares covering Share Fraction Rights on the SIX or the NYSE, as applicable, (ii) calculate the implied value of a Share Fraction Right based on the cash received from such sale and (iii) organize the transfer of such amount of cash proceeds to the subject Credit Suisse shareholders as soon as practically feasible following the closing date. Alternatively, the Exchange Agent may decide to transfer UBS Group AG Shares covering Share Fraction Rights to custodians holding shares of multiple Credit Suisse shareholders so that such custodians may handle Share Fraction Rights held by their customers.

Certain Credit Suisse shareholders holding 22 Credit Suisse Shares or less who want to continue to be shareholders after closing will by default receive a cash only consideration, but may request to receive one UBS Group AG Share upon payment of a Swiss franc amount equivalent to the difference between their Share Fraction Rights and one UBS Group AG Share, determined based on the volume-weighted average price of one UBS Group AG Share at SIX on the trading day preceding the closing date, and providing (i) proof of their holding, (ii) a confirmation that they do not hold Credit Suisse Shares elsewhere and (iii) evidence that this number of Credit Suisse Shares was already held on March 19, 2023.

Treatment of Credit Suisse Equity Awards

After completion, all Credit Suisse Equity Awards outstanding under any Credit Suisse Incentive Plan will (A) be converted into a share award covering or a right to receive consideration by reference to UBS Group AG Shares or (B) in relation to awards in the form of options or share appreciation rights, be converted into awards that pertain and apply to UBS Group AG Shares, and, in each case, to the extent legally permissible, will continue to remain outstanding in accordance with their current terms, including the current vesting schedule and existing performance conditions (subject to amendments approved by UBS Group AG as are reasonably necessary to reflect the impact of the transaction). Any taxes, social security contributions or pension scheme contributions in connection with the settlement of the Credit Suisse Equity Awards, as applicable, will be deducted before the settlement with UBS Group AG Shares or cash.

To the fullest extent permitted by applicable law, the Credit Suisse board of directors will make all necessary adjustments to the Credit Suisse Equity Awards, the Credit Suisse Incentive Plans and/or all of the relevant governing documents to accomplish the foregoing and will exercise any and all discretion pursuant to the Credit Suisse Incentive Plans and relevant governing documents that no such Credit Suisse Equity Awards vest or become exercisable earlier than their scheduled vesting or exercise date by reason of the transaction and no restrictions on Credit Suisse Equity Awards will lapse. To the extent that, notwithstanding the foregoing, the Credit Suisse Equity Awards vest or become exercisable in connection with the transaction, the Credit Suisse board of directors will exercise any and all available discretion pursuant to the Credit Suisse Incentive Plans and relevant governing documents such that (A) such Credit Suisse Equity Awards are prorated to reflect the unexpired portion of any vesting period, (B) any performance conditions applicable to such Credit Suisse Equity Awards are tested based on actual performance through the consummation of the transaction to the fullest extent practicable (and any determination made in respect of the satisfaction of such performance conditions is approved by UBS Group AG) and (C) no restrictions applicable to a Credit Suisse Equity Award lapse, and that any Credit Suisse Equity Awards exercised or vested will be settled by reference to and in the form of merger consideration so that the Credit Suisse Equity Award holders will receive, for each Credit Suisse Ordinary Share, the merger consideration otherwise receivable by Credit Suisse shareholders.

Cessation of Trading in Credit Suisse ADSs

Unless otherwise mandated by the NYSE, at the opening of the first trading day following the entry of the transaction in the Swiss Federal Commercial Registry Office, trading in the Credit Suisse ADSs on the NYSE will cease.

Shareholder’s Meeting

Pursuant to the Special Ordinance, no shareholders’ approval is required in connection with the conclusion of the merger agreement and completion.

Conditions to Completion

Completion is subject to the receipt of the Regulatory Approvals and Governmental Approvals described in the section entitled “The Merger  —  Approvals Required for the Transaction”, granting by FINMA of certain separate arrangements, certain specified regulatory support from FINMA and other regulators and other closing conditions. Any such conditions may, to the extent waivable, be waived by UBS Group AG.

Cooperation for the Purposes of Satisfaction of Conditions to Completion

UBS Group AG and Credit Suisse have agreed to use all reasonable efforts to ensure that the closing conditions are fulfilled as soon as reasonably practicable after the date of the merger agreement. For the purposes of satisfying the closing conditions, Credit Suisse undertakes to (and will procure that each member of the Credit Suisse Group, and any other person who may be reasonably required to assist, will):

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use all reasonable endeavors to cooperate with UBS Group AG and promptly provide such assistance and access to all information and personnel as may reasonably be requested or required by UBS Group AG, or on behalf of UBS Group AG in connection with (i) ensuring that the closing conditions are fulfilled, and (ii) making any other submissions, notifications or filings that are reasonably required to be submitted, or it is prudent to submit, to a relevant governmental entity, including for the purposes of responding to requests for further information by a government entity;

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to the extent permitted by applicable law, rules or regulations, keep UBS Group AG reasonably informed of any material communication such person has (whether written or oral) with any governmental entity in connection with the transaction; and

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notify UBS Group AG immediately (but in any event within one trading day) upon becoming aware that circumstances have arisen that are reasonably likely to result in any of the closing conditions not being satisfied prior to the end date together with such details of the relevant circumstances as are in Credit Suisse’s possession at the relevant time.

No Solicitation

The merger agreement generally restricts Credit Suisse’s ability to directly or indirectly (i) solicit, initiate, encourage or facilitate any inquiries or proposals from, or discuss or negotiate, or continue discussions or negotiations with, any third party relating to any restricted transaction (as defined below) or take or continue any other action which may encourage or facilitate a restricted transaction, (ii) provide or continue the provision of any information to any third party that may be considering to propose a restricted transaction or grant or continue to grant access to any such third party to Credit Suisse’s businesses, properties, assets, books or records (other than contacts and exchanges made in the ordinary course of business on matters which are not related to a restricted transaction) or (iii) approve or enter into any binding or non-binding letter of intent, memorandum of understanding, agreement or other arrangement relating to a restricted transaction.

For purpose of the merger agreement, a “restricted transaction” means any transaction involving a sale, transfer or other disposal, or the creation of an obligation for a sale, transfer or other disposal of Credit Suisse Shares or of any of Credit Suisse’s material assets or businesses, whether directly or indirectly or any other transaction which may compete with, or impair, hinder or delay completion or impair the success or which may substantially change the businesses, assets, liabilities, financial position, revenues or prospects of the Credit Suisse Group or impair the value of Credit Suisse Shares.

The merger agreement provides that upon receipt of a proposal from a third party for a restricted transaction or for negotiations with respect to a restricted transaction, Credit Suisse must promptly (but no later than 24 hours after receipt) notify UBS Group AG in writing of any such proposal, which must inform UBS Group AG of the fact and the details of such approach (including any price, terms and conditions indicated). Further, Credit Suisse has agreed to keep UBS Group AG fully informed, on a prompt basis, of any material development with respect thereto, within 24 hours after receipt thereof.

If Credit Suisse receives a proposal from a third party relating to a merger between such third party and Credit Suisse or to a tender offer for all Credit Suisse Shares prior to completion, Credit Suisse is permitted to provide information with respect to Credit Suisse under a customary confidentiality and standstill agreement, which will not contain any terms that impair Credit Suisse’s ability to comply with its obligations under the merger agreement, and to participate in discussions or negotiations with the third party regarding such proposal if (i) Credit Suisse has discharged its notification obligation in respect of such proposal, (ii) the Credit Suisse board of directors has properly determined that the transaction proposed is more favorable to the Credit Suisse shareholders and not less favorable to the financial stability of the Swiss financial market, taking into account all the terms and conditions of the proposal, including the termination fee, transaction certainty and execution risks of the alternative proposal, conditions to the consummation and regulatory, financing and other aspects of the proposal and (iii) Credit Suisse has notified UBS Group AG in writing of its intention with the third party, specifying the reasons therefor, and has given UBS Group AG five trading days following such notification to submit to Credit Suisse a binding proposal for an alternative merger agreement, so that the merger agreement is at least as favorable to the Credit Suisse shareholders and the financial stability of the Swiss financial market as the alternative transaction. The merger agreement provides further that only if Credit Suisse does not receive during such five trading day period an updated offer from UBS Group AG, Credit Suisse may enter into an agreement with the third party and retrieve its public support to the transaction, in which case the termination fee (as described below in this section) will immediately become due and payable by Credit Suisse to UBS Group AG.

Further Assurances

Subject to, and without limiting the generality of, each other term and condition set forth in the merger agreement, UBS Group AG and Credit Suisse have agreed to cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, including but not limited to, in connection with any financial industry supervisory and regulatory reporting or filing duties, communication and dealing with rating agencies, as well as any report or filings to be performed according to securities laws, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to cause completion and the completion of the other transactions contemplated by the merger agreement to occur as soon as practicable, including executing and delivering all such other agreements, certificates, instruments and documents as either UBS Group AG or Credit Suisse reasonably may request in order to carry out the intent and accomplish the purposes of the merger agreement.

Credit Suisse will further grant access to UBS Group AG, subject to applicable confidentiality provisions set forth in the merger agreement, in case of a transfer of nonpublic information, to all information reasonably required by UBS Group AG to prepare the integration of Credit Suisse Group’s business.

Directors and Officers Insurance

The merger agreement provides that UBS Group AG will, or will cause Credit Suisse to obtain prior to completion, effective as of completion, “tail” insurance policies with a claims period of six years following completion with at least the same coverage and amounts as the current policies of directors’ and officers’ liability insurance maintained by Credit Suisse, or an extension of the existing insurance policies, in each case with respect to claims arising out of or relating to events that occurred before or at completion (including in connection with the negotiation and the conclusion of the merger agreement and the implementation of the transaction). The annual premium will be negotiated with best efforts to achieve a reasonable solution at arm’s length, it being understood, however, that Credit Suisse will notify any and all events currently known as circumstances that may potentially give rise to claims under its current directors’ and officers’ liability insurance policy before its expiry, in order to procure that the premium can be reduced as much as possible.

Certain Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including the following covenants and agreements, among others, all of which are subject to certain exceptions and qualifications as described in the merger agreement:

•

Credit Suisse will (i) conduct its and the Credit Suisse Group’s business in the ordinary course and use its reasonable best efforts to (x) preserve intact its commercial integrity and present business organization and protect its assets and goodwill, (y) keep available the services of its officers, employees and consultants and (z) maintain good relationships with its customers, clients, suppliers, regulators and others having significant business relationships with Credit Suisse, (ii) not take certain specified actions without UBS Group AG’s prior written consent (which may not be unreasonably withheld), (iii) provide certain information and assistance to UBS Group AG in connection with integration and to provide UBS Group AG with sufficient visibility on the financial performance of the Credit Suisse Group and on the progress of its various remediation programs and (iv) use commercially reasonable efforts to retain key personnel as designed by UBS Group AG until completion (with the understanding that any retention plan or retention-related mechanism for Credit Suisse Group’s employees will be subject to UBS Group AG’s prior written consent);

•

Subject to applicable laws, UBS Group AG has the right to require the appointment of key personnel to Credit Suisse Group’s legal entities for the purpose of integration planning and ensuring compliance with the requirements of the provisions set forth in the merger agreement;

•

To the extent Credit Suisse (i) enters into, or takes part in, any material correspondence, meeting (whether physical or virtual) to which Credit Suisse has received prior notice or other written interaction with any governmental entity in relation to either (A) the merger, (B) a compliance matter, including cyber attack, hack, outage or systems failure, (C) any remediation plan, regulatory change program or other regulatory commitment with a governmental entity or (D) any litigation or investigation involving, or pending before, a governmental entity, or (ii) seeks any material deviation from any of the foregoing, then in each such case, Credit Suisse will, to the extent practicable and permissible under applicable laws, rules or regulations: (x) notify UBS Group AG as far as possible in advance of such interactions; (y) involve UBS Group AG in its preparation of any such interactions (including consulting with UBS Group AG in advance and taking into about UBS Group AG’s comments); and (z) permit UBS Group AG’s active participation in such correspondence or meetings with a government entity related to such matters;

•	The parties will form an integration committee to plan and oversee the implementation of the integration of Credit Suisse Group’s business into UBS Group AG;

•

UBS Group AG and Credit Suisse have agreed that the content of the negotiations of the merger agreement and matters related thereto, including any documents and information exchanged in this regard, will be treated as confidential by UBS Group AG and Credit Suisse, subject to any legal or regulatory obligations to provide information to any governmental entity;

•	Each of UBS Group AG and Credit Suisse will bear its own costs and costs that are jointly incurred will be evenly divided between UBS Group AG and Credit Suisse;

•

Subject to any constraints imposed by the fiduciary duties of the members of the board of directors of UBS Group AG and Credit Suisse, as the case may be, both UBS Group AG and Credit Suisse will publicly and actively support the transaction and will refrain from any acts, filings or statements that could adversely affect the success of the transaction;

•	Each of the UBS Group AG board of directors and the Credit Suisse board of directors will apply best efforts in performing their duties under the merger agreement;

•

Except as required by applicable legal requirements or by the requirements of any stock exchange on which its securities are listed, Credit Suisse Group will not make any press release or public announcement or any other communication with the news media in respect of the merger agreement or the transaction without the prior written consent of UBS Group AG;

•

If any person other than UBS Group AG and Credit Suisse (such persons including but not limited to shareholders of either UBS Group AG or Credit Suisse) raises claims against either UBS Group AG or Credit Suisse, including but not limited to a member of the board of directors or the management of either UBS Group AG or Credit Suisse in connection with the transaction, UBS Group AG and Credit Suisse undertake to fully support and closely cooperate with each other in order to defend their position. Credit Suisse will not settle any such claim without the consent of UBS Group AG;

•

UBS Group AG and Credit Suisse will cooperate with each other and use (and will cause their respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, including but not limited to, mitigating any tax implications in connection with pre-closing tax structuring, structuring of the merger transaction as well as integration actions including preparation and filing of tax rulings, tax filings and notifications, executing and delivering all other agreements, certificates, instruments and documents as either UBS Group AG or Credit Suisse may reasonably request in order to carry out the intent and accomplish the purposes of the merger agreement;

•	UBS Group AG and Credit Suisse will each file the application for the entry in the Commercial Register of Zürich timely;

•

The employees and employee representatives of UBS Group AG and Credit Suisse will be informed and consulted by either UBS Group AG or Credit Suisse, as applicable, in accordance with applicable legal requirements in any jurisdiction and any collective bargaining agreement, national standard employment agreement or the equivalent; and

•

UBS Group AG and Credit Suisse will cooperate in good faith and provide prompt and reasonable assistance to the other to enable UBS Group AG and Credit Suisse and their subsidiaries to undertake any required information and consultation exercise with their respective employees or representatives that may be required in relation to or by reason of the transaction, and will share such information as may reasonably be required in order to discharge any information and consultation obligation.

Termination of the Merger Agreement

The merger agreement may be terminated by either UBS Group AG (by decision of the UBS Group AG board of directors) or Credit Suisse (by decision of the Credit Suisse board of directors), only if the closing conditions have not been satisfied (or waived (to the extent waivable) by UBS Group AG) by December 31, 2023, other than as a result of the action or omission attributed to the party seeking termination. UBS Group AG may not seek to terminate the merger agreement as a result of the failure of the FINMA Bail-in Measures Condition without prior consultation with FINMA. UBS Group AG and Credit Suisse have agreed that any non-obtainment of any Regulatory Approval due to the Regulatory Approval Adverse Condition or any Governmental Approval Adverse Condition will not constitute a breach by UBS Group AG of the merger agreement or qualify as an action or omission of UBS Group AG in the event of the termination of the merger agreement.

Termination Fee

In the event of a termination fee event (as defined below), Credit Suisse has agreed to pay UBS Group AG a termination fee of either (i) CHF 100,000,000, or (ii) if the termination occurs because a third party has prior to completion either announced or published an offer to Credit Suisse shareholders or to Credit Suisse to acquire more than 50% of Credit Suisse’s business, in the amount of 50% of the explicit or implied premium offered by such third party. Credit Suisse has agreed to pay any termination fee within 20 trading days of the date on which the termination fee becomes payable. However, the merger agreement provides that if Credit Suisse enters into an agreement with a third party with respect to a restricted transaction, which is subject to certain terms and conditions as set forth in the merger agreement and also described in the section above entitled “— No Solicitation,” the termination fee will immediately become due and payable by Credit Suisse to UBS Group AG. Termination fee will be payable plus VAT, if applicable, and will not be reduced on account of any taxes unless required by applicable law.

For the purposes of this prospectus, a “termination fee event” means the event where (i) the merger agreement is terminated due to non-fulfillment or no waiver of a closing condition, (ii) the merger agreement is terminated and/or the transaction is not completed due to a material breach by Credit Suisse of the merger agreement or (iii) the merger agreement is terminated and/or the transaction is not completed due to a restricted transaction.

Governing Law and Jurisdiction

The transaction and the merger agreement, and any claims arising out of or in connection therewith, will be governed by and construed in accordance with the substantive laws of Switzerland without giving effect to the provisions of any conflict of laws rules that might lead to the application of the laws of any other jurisdiction.

Any dispute arising out of or in connection with the transaction or the merger agreement must be submitted to the exclusive jurisdiction of the courts of the City of Zurich, Switzerland, venue being Zurich 1. Any claims by shareholders based on the Merger Act or any other law which arise out of or are made in connection with the transaction or the merger agreement, must be submitted to the exclusive jurisdiction of the courts of the City of Zurich, Switzerland, venue being Zurich 1.

Amendments; Waivers

Any modifications to, or waivers of any provisions of, the merger agreement (including any amendment to an essential term of the merger agreement) must be made in writing and will be subject to approval by the UBS Group AG board of directors and the Credit Suisse board of directors.

No waiver of any of the provisions of the merger agreement is to be deemed or constitute a waiver of any other provision and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver and delivered to the other party pursuant to the merger agreement.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

[            ].

INFORMATION ABOUT THE COMPANIES

UBS Group AG

Bahnhofstrasse 45, 8001

Zurich, Switzerland

Tel: +41 44 234 11 11

UBS Group is a leading and truly global wealth manager with focused asset management and investment banking capabilities, and the leading universal bank in Switzerland. UBS Group enables people, institutions and corporations to achieve their goals by providing financial advice and solutions. UBS Group has a capital-light, cash-generative and well-diversified business model, a strong culture, a balance sheet for all seasons and a respected brand with over 160 years of history.

The operational structure of UBS Group is comprised of the Group Functions and four business divisions: Global Wealth Management, Personal & Corporate Banking, Asset Management and the Investment Bank. UBS Group AG sees joint efforts as key to its growth, both within and between business divisions. UBS Group employs approximately 72,500 employees (full-time equivalents) across 48 countries.

UBS Group AG is incorporated and domiciled in Switzerland as a corporation limited by shares (Aktiengesellschaft) and operates under Art. 620 et seqq. of the Swiss Code of Obligations. UBS Group AG Shares are currently traded on the NYSE under the ticker symbol “UBS” and on the SIX under the ticker symbol “UBSG.” UBS Group AG’s principal executive offices are located at Bahnhofstrasse 45, 8001 Zurich, Switzerland, and its telephone number is +41 44 234 11 11.

Additional information about UBS Group AG can be found on its website at https://www.ubs.com. The information contained in, or that can be accessed through, UBS Group AG’s website is not intended to be incorporated into this prospectus. For additional information about UBS Group AG, see the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

Credit Suisse Group AG

Paradeplatz 8, 8001

Zurich, Switzerland

Tel: +41 44 333 11 11

Credit Suisse Group is one of the world’s leading financial services providers. Its strategy is built on its leading Wealth Management and Swiss Bank franchises, with strong Asset Management as well as Markets capabilities. Credit Suisse Group seeks to follow a balanced approach to wealth management, aiming to capitalize on both the large pool of wealth within mature markets as well as the significant growth in wealth in Asia Pacific and other emerging markets, while also serving key developed markets with an emphasis on Switzerland. The bank employs more than 50,000 people (full-time equivalents) on a consolidated basis.

Credit Suisse is incorporated and domiciled in Switzerland as a corporation limited by shares (Aktiengesellschaft) and operates under Art. 620 et seqq. of the Swiss Code of Obligations. American depositary shares of Credit Suisse (each representing a beneficial interest in one Credit Suisse Ordinary Share) are currently traded on the NYSE under the ticker symbol “CS” and Credit Suisse Ordinary Shares are currently traded on the SIX under the ticker symbol “CSGN.” Credit Suisse’s principal executive offices are located at Paradeplatz 8, 8001 Zurich, Switzerland and its telephone number is +41 44 333 11 11.

Additional information about Credit Suisse can be found on its website at https://www.credit-suisse.com. The information contained in, or that can be accessed through, Credit Suisse’s website is not intended to be incorporated into this prospectus. For additional information about Credit Suisse, see the section of this prospectus entitled “Where You Can Find Additional Information” beginning on page 58.

COMPARISON OF RIGHTS OF UBS GROUP AG SHAREHOLDERS AND CREDIT SUISSE SHAREHOLDERS

The rights of UBS Group AG shareholders are governed by Swiss law and UBS Group AG’s Articles of Association dated as of April 5, 2023 (which we refer to as the “UBS Group AoA”). The rights of holders of Credit Suisse Ordinary Shares are governed by Swiss law and the Articles of Association of Credit Suisse dated as of April 4, 2023 (which we refer to as the “CS AoA”). Upon completion, each Credit Suisse Share issued and outstanding immediately prior to completion will entitle its holder to receive, subject to the payment of certain fees to the Credit Suisse Depositary in the case of Credit Suisse ADSs, the merger consideration consisting of 1/22.48 UBS Group AG Shares. As a result, following completion, the rights of holders of Credit Suisse Ordinary Shares will be governed by Swiss law and the UBS Group AoA.

While both UBS Group AG and Credit Suisse are companies organized under the laws of Switzerland, and accordingly, the shareholder rights of both companies are governed by Swiss law, there are certain differences between the rights of holders of Credit Suisse Ordinary Shares and the rights of UBS Group AG shareholders due to differences between the UBS Group AoA and the CS AoA. Set forth below are the material differences between the rights of UBS Group AG shareholders (and rights that Credit Suisse shareholders will have as UBS Group AG shareholders under the UBS Group AoA once they receive UBS Group AG Shares in the transaction), on the one hand, and the current rights of holders of Credit Suisse Ordinary Shares under the CS AoA, on the other hand.

The following comparison of shareholder rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to current holders of Credit Suisse Ordinary Shares, nor to be a complete summary of the relevant positions under of the UBS Group AoA and the CS AoA. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Also, as this comparison deals with the differences between the shareholder rights under the UBS Group AoA and the CS AoA, it does not purport to provide any description of the provisions of Swiss law on which the UBS Group AoA and the CS AoA are based. It should be noted, however, some differences between the UBS Group AoA and the CS AoA result from the fact that the UBS Group AoA take into account and incorporate the possibilities offered by the new provisions of Swiss corporate law which entered into force on January 1, 2023. While this is also the case for the CS AoA, not all proposed revisions were approved at the Shareholder’s meeting of April 4, 2023 due to non-fulfillment of the quorum requirements and as such, certain provisions in the CS AoA remain unchanged versus the former version of December 7, 2022. The below summary is qualified in its entirety by reference to Swiss law, the UBS Group AoA, and the CS AoA. For this section, please note that under Swiss law, holders of Credit Suisse ADSs are not considered shareholders. Therefore, the comparison of rights in this section is only with respect to the rights of holders of Credit Suisse Ordinary Shares.

UBS Group AG	Credit Suisse
Shareholder Registration

Holders of UBS Group AG Shares will be entered into UBS Group AG’s share register as UBS Group AG shareholders with voting rights, if they expressly declare that they acquired such UBS Group AG Shares in their own name and for their own account. No right of registration of nominee holders is available. If a holder of UBS Group AG Shares is not prepared to provide a declaration in writing to disclose that such UBS Group AG Shares were acquired in his, her or its own name, the UBS Group AG board of directors may refuse to allow such UBS Group AG Shares to be entered with voting rights.	Holders of Credit Suisse Ordinary Shares will be entered into Credit Suisse’s share register as Credit Suisse shareholders with voting rights, if they expressly state that they acquired such Credit Suisse Ordinary Shares in their own name and for their own account. Any Credit Suisse shareholder not expressly stating in his or her application for registration that the shares concerned have been acquired for his or her own account (which we refer to as a “nominee holder”) may be entered for a maximum of 2% of Credit Suisse’s total outstanding share capital with voting rights in the Credit Suisse share register. In excess of such 2% limit, Credit Suisse Ordinary Shares held by a nominee holder will only be granted

UBS Group AG	Credit Suisse
voting rights if such nominee holder declares in writing that the nominee is prepared to disclose the name, address and shareholding of any person for whose account such nominee holder is holding 0.5% or more of the outstanding share capital of Credit Suisse.

Conditional Share Capital

UBS Group AG’s share capital may be increased by an amount not exceeding CHF 12,170,583 through the issuance of a maximum of 121,705,830 fully paid UBS Group AG Shares upon exercise of employee options issued to employees and members of the management and of the UBS Group AG board of directors and its subsidiaries in accordance with the plan rules issued by the UBS Group AG board of directors and its compensation committee. The existing shareholders’ preemptive (subscription) rights are excluded.

UBS Group AG’s share capital may be increased by an amount not exceeding CHF 38,000,000 through the issuance of a maximum of 380,000,000 fully paid UBS Group AG Shares each through the voluntary or mandatory exercise of conversion rights and/or warrants granted in connection with the issuance of bonds or similar financial instruments by UBS Group AG or companies in the UBS Group on national or international capital markets. The existing shareholders’ preemptive (subscription) rights are excluded.

Credit Suisse does not have any conditional share capital in place.

Authorized Share Capital

UBS does not have any authorized share capital in place.	Credit Suisse does not have any authorized share capital in place.

Right to Submit Agenda Items for Shareholders Meetings

UBS Group AG shareholders holding UBS Group AG Shares representing an aggregate nominal value of CHF 62,500 may request that items be placed on the agenda for consideration by the shareholders meeting of UBS Group AG or that motions relating to agenda items be included in the notice to convene the general meeting, if such proposals are submitted in writing within the deadline published by UBS Group AG and specify the requests for agenda items and motion(s) to be put forward. The deadline for submitting agenda items is not specified in the UBS Group AoA and is therefore determined by the board of directors. For the 2023 shareholders meeting, the actual deadline was 38 business days and 53 calendar days prior to the meeting date.

Credit Suisse shareholders holding Credit Suisse Shares representing at least 0.025 percent of the share capital or votes may require that a particular item appear on the agenda of the shareholders meeting of Credit Suisse or that a proposal relating to an agenda item be included in the notice convening the shareholders meeting, by submitting a corresponding request in writing, together with the relevant proposals, and at the same time depositing Credit Suisse Shares representing at least 0.025 percent of the share capital or votes for safekeeping. Such Credit Suisse Shares are to remain in safekeeping until the day after the relevant shareholders meeting. The request to include a particular item on the

UBS Group AG	Credit Suisse
agenda, together with the relevant proposals, or the request to include a proposal relating to an agenda item, must be submitted to the Credit Suisse board of directors not later than 45 days before the date of the relevant shareholders meeting.

Calling of Extraordinary Shareholders Meetings

A shareholders’ meeting can be convened upon written request from one or more shareholders representing one twentieth of the share capital.	One or more shareholders whose combined holdings represent at least 5% of the share capital or votes can request that a shareholders’ meeting be called.

Hybrid / Virtual General Meetings

The UBS Group AG board of directors may grant shareholders who are not present at the venue of the shareholder meeting the ability to exercise their rights by electronic means.

Alternatively and in exceptional circumstances, the board of directors may provide that the shareholders meeting shall be held by electronic means without a venue.

The board of directors can determine that the shareholders’ meeting be held simultaneously at different venues, provided that the contributions of the participants are transmitted directly in video and audio to all venues and/or that shareholders, who are not present at a venue of the shareholders’ meeting may exercise their rights by electronic means. Alternatively, the board of directors may also provide that the shareholders’ meeting will be held by electronic means without a venue.

Shareholders Meetings Quorum

No specific quorum requirement applies to UBS Group AG shareholders meetings.	Based on the CS AoA, Credit Suisse shareholders meetings must have a quorum of at least half of Credit Suisse’s share capital being represented for the passing of the following resolutions: (i) conversion of registered shares into bearer shares, (ii) amendment to the section of the CS AoA related to nominee holders and to the 2% restriction on voting rights for shares held by nominee holders, (iii) amendment to the section of the CS AoA relating to the exercise and restriction on voting rights, and (iv) dissolution of Credit Suisse.

Voting Procedures

The presiding chair of the UBS Group AG shareholders meeting shall decide whether voting on resolutions and elections will be conducted electronically, by a show of hands or by a written ballot. UBS Group AG shareholders holding UBS Group AG Shares that represent at least 3% of the votes represented at the shareholders meeting may always request that a vote or election take place electronically or by a written ballot. In the case of a written ballot, the presiding chair of the UBS Group AG shareholders meeting may rule that only the ballots of those UBS Group AG shareholders who choose to abstain or to cast an “against” vote will be collected, and that all other UBS Group AG Shares represented at the meeting at the time of the vote shall be deemed to be counted in favor to expedite the	The chairperson of the Credit Suisse shareholders meeting may allow elections and ballots to be conducted by a show of hands, by written ballot or by electronic means. In case of a tie, the chair of the relevant shareholders meeting has a casting vote with respect to elections and resolutions.

UBS Group AG	Credit Suisse
counting of the votes. The presiding chair of the shareholders meeting may also order that a resolution or election be repeated if, in their view, the results of the vote are in doubt. In this case, the preceding resolution or election shall be deemed to have not occurred. At any UBS Group AG shareholders meetings, the chair of such meeting has no casting vote.

Required Shareholder Votes

For UBS Group AG, while resolutions and elections at shareholders meetings are generally decided by a majority of the votes represented, the following resolutions require a qualified majority (in addition to the qualified majority requirements imposed by Swiss law):

•  Two-thirds of the votes represented to (i) remove one fourth or more of the members of the UBS Group AG board of directors, (ii) amend the provision of the UBS Group AoA relating to the number of members of the UBS Group AG board of directors, and (iii) amend or delete the provision in the UBS Group AoA relating to qualified majority.

For Credit Suisse, while resolutions and elections at shareholders meetings are generally passed with the approval of the majority of the votes represented at the meeting, the following resolutions require qualified majorities (in addition to the qualified majority requirements imposed by Swiss law):

•  Three-quarters of the votes cast for (i) conversion of registered shares into bearer shares and (ii) amendment to the section of the CS AoA relating to nominee holders and to the 2% restriction on voting rights for Credit Suisse Ordinary Shares held by nominee holders; and

•  Seven-eighths of the votes cast for: amendment to the section of the CS AoA relating to the exercise and restriction on voting rights.

LEGAL MATTERS

Bär & Karrer AG, counsel to UBS Group AG, has opined upon the validity of the UBS Group AG Shares being registered in connection with the transaction.

EXPERTS

UBS Group AG

The consolidated financial statements of UBS Group AG and UBS AG appearing in UBS Group AG and UBS AG’s Annual Report (Form 20-F) for the year ended December 31, 2022, and the effectiveness of UBS Group AG and UBS AG’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young Ltd., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and UBS Group AG and UBS AG management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2022 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Credit Suisse

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) of both Credit Suisse and its subsidiaries and Credit Suisse AG and its subsidiaries incorporated in this prospectus by reference to the Credit Suisse Group AG and Credit Suisse AG Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the reports (which contain adverse opinions on the effectiveness of Credit Suisse Group AG’s and Credit Suisse AG’s internal control over financial reporting) of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

UBS Group AG has filed a registration statement on Form F-4 to register with the SEC the UBS Group AG Shares to be delivered to Credit Suisse shareholders as the merger consideration in the transaction. This prospectus is a part of that registration statement and constitutes a prospectus of UBS Group AG pursuant to the U.S. Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about UBS Group AG and the UBS Group AG Shares. The rules and regulations of the SEC allow UBS Group AG to omit certain information included in the registration statement from this prospectus.

UBS Group AG and Credit Suisse each file annual and other reports and other information with the SEC. You may obtain copies of these reports and other information at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus. You may also access the SEC filings and obtain other information about UBS Group AG and Credit Suisse through the websites maintained by UBS Group AG and Credit Suisse at https://www.ubs.com and https://www.credit-suisse.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this prospectus.

Incorporation of Certain Documents by Reference

The SEC allows UBS Group AG to “incorporate by reference” information into this prospectus. This means that UBS Group AG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

This prospectus incorporates by reference the documents listed below that UBS Group AG and Credit Suisse have previously filed with the SEC. They contain important information about UBS Group AG, Credit Suisse and their respective financial condition. The following documents, which were filed with the SEC, are incorporated by reference into this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

UBS Group AG Filings with the SEC (File No. 1-36764)	Period and/or Filing Date
Annual Report on Form 20-F	for the fiscal year ended December 31, 2022
Report of Foreign Private Issuer on Form 6-K Report of Foreign Private Issuer on Form 6-K	March 29, 2023 April 25, 2023
(Accession No. 0001610520-23-000078)

Credit Suisse Filings with the SEC (File No. 1-15244)	Period and/or Filing Date
Annual Report on Form 20-F	for the fiscal year ended December 31, 2022
Report of Foreign Private Issuer on Form 6-K Report of Foreign Private Issuer on Form 6-K	April 4, 2023 April 24, 2023
(Accession No. 0001370368-23-000042)

UBS Group AG also incorporates the merger agreement by reference to Exhibit 2.1 to the registration statement (of which this prospectus forms a part).

UBS Group AG has supplied all information contained in or incorporated by reference into this prospectus relating to UBS Group AG, and Credit Suisse has supplied all information contained in or incorporated by reference into this prospectus relating to Credit Suisse.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at https://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports or documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct all requests for those documents to:

UBS Group AG Investor Relations Bahnhofstrasse 45, 8001 Zurich, Switzerland Tel: +41 44 234 41 00	Credit Suisse Group AG Paradeplatz 8, 8001 Zurich, Switzerland Tel: +41 44 333 11 11

In addition, you may obtain copies of any document incorporated by reference in this prospectus, without charge, by visiting the website maintained by UBS Group AG at https://www.ubs.com and the website maintained by Credit Suisse at https://www.credit-suisse.com. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

UBS Group AG has not authorized anyone to give any information that is different from, or in addition to, that contained in this prospectus or in any of the materials that UBS Group AG has incorporated into this prospectus by reference.

The information contained in this prospectus is accurate only as of the date of this prospectus unless the information specifically indicates that another date applies, and the distribution of UBS Group AG Shares in the transaction should not create any implication to the contrary.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Swiss law, directors and senior officers acting in violation of their statutory duties, whether dealing with bona fide third parties or performing any other acts on behalf of the company, may become liable to the company, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, such as an executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead, the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the company with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the company’s business purpose.

Under Swiss law, a company may indemnify a director or officer of the company against losses and expenses (unless such losses and expenses result from a culpable breach of such director’s or officer’s fiduciary duties under Swiss law), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the company.

The UBS Group AoA do not contain provisions regarding the indemnification of directors and officers but, according to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling UBS Group AG pursuant to the foregoing provisions, UBS Group AG has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the U.S. Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability under the U.S. Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the U.S. Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)

That, for purposes of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(9)

That every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10)

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

(11)

To respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(12)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

2.1†	Amended and Restated Merger Agreement, dated as of March 19, 2023 and amended on April 6, 2023, by and between UBS Group AG and Credit Suisse Group AG

3.1	Articles of Association of UBS Group AG, dated as of 5 April 2023

3.2	Organization Regulations of UBS Group AG dated as of 1 January 2023

4.1	Terms and Conditions of Tier 2 Subordinated Notes of UBS AG due 2024, issued 15 May 2014 (Incorporated by reference to Exhibit 4.3 to UBS AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014)

4.2	Terms and Conditions of USD 1.25 billion 7% Tier 1 Subordinated Notes issued by UBS Group AG on 19 February 2015 (Incorporated by reference to Exhibit 4.4 to UBS AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014)

4.3	Terms and Conditions of EUR 1 billion 5.75% Tier 1 Subordinated Notes issued by UBS Group AG on 19 February 2015 (Incorporated by reference to Exhibit 4.6 to UBS AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014)

4.4	Terms and Conditions of USD 1.575 billion Tier 1 Subordinated Notes issued by UBS Group AG on 7 August 2015 (Incorporated by reference to Exhibit 4.8 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015)

4.5	Terms and Conditions of SGD 700 million 5.875% Tier 1 Subordinated Notes issued on 28 November 2018 by UBS Group AG (originally issued by UBS Group Funding (Switzerland) AG and guaranteed by UBS Group AG, migrated to UBS Group AG as issuer on 11 October 2019) (Incorporated by reference to Exhibit 4.17 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018)

4.6	Terms and Conditions of USD 2.5 billion 7.00% Tier 1 Subordinated Notes issued on 31 January 2019 by UBS Group AG (originally issued by UBS Group Funding (Switzerland) AG and guaranteed by UBS Group AG, migrated to UBS Group AG as issuer on 11 October 2019) (Incorporated by reference to Exhibit 4.18 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018)

4.7	Terms and Conditions of additional Tier 1 capital instruments issued pursuant to the Deferred Contingent Capital Plan 2018/19 (Incorporated by reference to Exhibit 4.19 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018)

4.8	Terms and Conditions of AUD 700 million 4.375% Tier 1 Subordinated Notes issued on 27 August 2019 by UBS Group AG (Incorporated by reference to Exhibit 4.17 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019)

4.9	Terms and Conditions of SGD 750 million 4.85% Tier 1 Subordinated Notes issued on 04 September 2019 by UBS Group AG (Incorporated by reference to Exhibit 4.18 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019)

4.10	Terms and Conditions of CHF 275 million 3.00% Tier 1 Subordinated Notes issued on 13 November 2019 by UBS Group AG (Incorporated by reference to Exhibit 4.19 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019)

4.11	Terms and Conditions of additional Tier 1 capital instruments issued pursuant to the Deferred Contingent Capital Plan 2019/20 (Incorporated by reference to Exhibit 4.19 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020)

4.12	Terms and Conditions of USD 750 million 5.125% Tier 1 Subordinated Notes issued on 29 July 2020 by UBS Group AG (Incorporated by reference to Exhibit 4.20 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020)

4.13	Terms and Conditions of USD 1.5 billion 4.375% Tier 1 Subordinated Notes issued on 10 February 2021 by UBS Group AG (Incorporated by reference to Exhibit 4.21 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020)

4.14	Terms and Conditions of additional Tier 1 capital instruments issued pursuant to the Deferred Contingent Capital Plan 2020/21 (Incorporated by reference to Exhibit 4.22 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020)

4.15	Terms and Conditions of USD 750 million 3.875% Tier 1 Subordinated Notes issued on 02 June 2021 by UBS Group AG (Incorporated by reference to Exhibit 4.18 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021)

4.16	Terms and Conditions of USD 1.5 billion 4.875% Tier 1 Subordinated Notes issued on 12 January 2022 by UBS Group AG (Incorporated by reference to Exhibit 4.19 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021)

4.17	Terms and Conditions of CHF 265 million 3.375% Tier 1 Subordinated Notes issued on 16 February 2022 by UBS Group AG (Incorporated by reference to Exhibit 4.20 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021)

4.18	Terms and Conditions of additional Tier 1 capital instruments issued pursuant to the Deferred Contingent Capital Plan 2021/22 (Incorporated by reference to Exhibit 4.21 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021)

4.19	Terms and Conditions of additional Tier 1 capital instruments issued pursuant to the Deferred Contingent Capital Plan 2022/23 (Incorporated by reference to Exhibit 4.19 to UBS’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022)

4.20	Asset Transfer Agreement between UBS AG and UBS Switzerland AG dated 12 June 2015 (Incorporated by reference to Form 6-K of UBS AG filed on June 17, 2015)

4.21	Certain instruments defining the rights of the holders of long-term debt of UBS Group AG and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of UBS Group AG and certain of its subsidiaries on a consolidated basis, have not been filed as Exhibits. UBS Group hereby agrees to furnish a copy of any of these agreements to the SEC upon request.

5.1	Opinion of Bär and Karrer AG as to the validity of ordinary shares of UBS Group AG being registered

21.1	Significant Subsidiaries of UBS Group AG

23.1	Consent of Ernst & Young Ltd., relating to certain financial statements of UBS Group AG and UBS AG

23.2	Consent of PricewaterhouseCoopers AG, relating to certain financial statements of Credit Suisse Group AG

23.3	Consent of PricewaterhouseCoopers AG, relating to certain financial statements of Credit Suisse AG

23.4	Consent of Bär and Karrer AG (included in Exhibit 5.1)

24.1	Power of Attorney of Officers and Directors (included on the signature page of this registration statement)

107	Calculation of Filing Fee Table

†	Schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United States and Switzerland, on April 26, 2023.

UBS GROUP AG

By:	/s/ David Kelly
Name: David Kelly
Title: Managing Director

By:	/s/ Ella Campi
Name: Ella Campi
Title: Executive Director

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Barbara Levi, Sarah Youngwood, Chris Castello, David Kelly and Ella Campi (with full power to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ Colm Kelleher Colm Kelleher	Non-Executive Director and Chairman	April 26, 2023

/s/ Lukas Gähwiler Lukas Gähwiler	Non-Executive Director and Vice Chairman	April 26, 2023

/s/ Jeremy Anderson Jeremy Anderson	Non-Executive Director and Senior Independent Director	April 26, 2023

/s/ Claudia Böckstiegel Claudia Böckstiegel	Non-Executive Director	April 26, 2023

/s/ William C. Dudley William C. Dudley	Non-Executive Director	April 26, 2023

/s/ Patrick Firmenich Patrick Firmenich	Non-Executive Director	April 26, 2023

/s/ Fred Hu Fred Hu	Non-Executive Director	April 26, 2023

/s/ Mark Hughes Mark Hughes	Non-Executive Director	April 26, 2023

/s/ Nathalie Rachou Nathalie Rachou	Non-Executive Director	April 26, 2023

/s/ Julie G. Richardson Julie G. Richardson	Non-Executive Director	April 26, 2023

/s/ Dieter Wemmer Dieter Wemmer	Non-Executive Director	April 26, 2023

Signature	Title	Date

/s/ Jeanette Wong Jeanette Wong	Non-Executive Director	April 26, 2023

/s/ Sergio P. Ermotti Sergio P. Ermotti	Group Chief Executive Officer	April 26, 2023

/s/ Sarah Youngwood Sarah Youngwood	Group Chief Financial Officer	April 26, 2023

/s/ Christopher Castello Christopher Castello	Group Controller and Chief Accounting Officer	April 26, 2023

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of UBS Group AG in the United States, on April 26, 2023.

By:	/s/ David Kelly
	Name:	David Kelly
	Title:	Managing Director
Authorized Representative in the
United States